Exhibit 2.3

FIRST AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

by and among

EsCo Leasing, LLC,

Ranger Energy Services, LLC

and solely for purposes of

Section 2.2, Section 4.2, Section 4.8, Section 4.10 and Article VIII

Tim Hall

Originally Dated May 30, 2017
Amended and Restated July 31, 2017

i

v

Section 2.25	Brokers Fees.	31
Section 2.26	Absence of Certain Business Practices; FCPA.	31
Section 2.27	Surety Bonds.	32
Section 2.28	Investor Representations.	32
Section 2.29	No Other Representations and Warranties.	32

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER		33

Section 3.1	Formation and Related Matters.	33
Section 3.2	Authorization and Enforceability.	33
Section 3.3	Capitalization.	33
Section 3.4	Conflicts; Consents of Third Parties.	34

x

Section 4.16	Release of Liens.	47
Section 4.17	Insurance.	47
Section 4.18	No Additional Acquisitions of Class A Common Stock.	48
Section 4.19	Cash Purchase Option.	48
Section 4.20	Certain Pre-Closing Environmental Matters.	48

ARTICLE VIII MISCELLANEOUS		64

Section 8.1	Certain Definitions.	64
Section 8.2	Expenses.	74
Section 8.3	Governing Law; Jurisdiction; Exclusive Venue.	74
Section 8.4	Entire Agreement; Amendments and Waivers.	74

Section 8.5	Section Headings.	75
Section 8.6	Notices.	75
Section 8.7	Severability.	75
Section 8.8	Binding Effect; Assignment; Third-Party Beneficiaries.	76
Section 8.9	Counterparts.	76

Section 8.10	Remedies Cumulative.	76
Section 8.11	Exhibits and Schedules.	76

Section 8.12	Interpretation.	77
Section 8.13	Construction.	77
Section 8.14	Specific Performance.	77

Section 8.15	Waiver of Jury Trial.	78
Section 8.16	Time of Essence.	78
Section 8.17	Guarantee by Hall.	78

EXHIBITS AND ANNEXES:

Exhibit A:                                         Amended and Restated Disclosure Schedules

Exhibit B:                                         Form of Bill of Sale

Exhibit C:                                         Form of Seller Note

Exhibit D:                                         Form of Indemnity Note

Exhibit E:                                          Form of Security Agreement

Exhibit F:                                           Form of Purchaser Affiliate Guaranty Agreement

Exhibit G:                                         Form of Intellectual Property Assignment Agreement

Exhibit H:                                        Bowie Environmental Proposal

Exhibit I:                                             Form of New Lease

FIRST AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS FIRST AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2017 (the “Amendment Date”), is by and among, EsCo Leasing, LLC, a Texas limited liability company (“Seller”), Ranger Energy Services, LLC, a Delaware limited liability company (“Purchaser”) and, solely for purposes of Section 2.2, Section 4.2, Section 4.8, Section 4.10 and Article VIII hereof, Tim Hall, an individual residing in Bowie, Texas (“Hall”).  This Agreement amends, restates, and supersedes in its entirety, that certain Asset Purchase Agreement dated May 30, 2017 (“the date hereof” or “the date of the execution and delivery of this Agreement” (or similar formulations)) by and among Seller, Ranger Holdings, Purchaser and Hall (the “Original Agreement”). Seller, Ranger Holdings, Purchaser and, solely for purposes of Article VIII, Hall, are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Purchaser is currently a wholly-owned subsidiary of Ranger Energy Holdings, LLC, a Delaware limited liability company (“Ranger Holdings”);

WHEREAS, Purchaser is currently pursuing an initial public offering (the “IPO”) of Class A Common Stock, $0.01 par value per share (“Class A Stock”), of Ranger Energy Services, Inc., a Delaware corporation (“Ranger, Inc.”), that, through a reorganization of Purchaser, its subsidiaries and certain other entities that will be consummated as part of the IPO (the “Reorganization”), will become a direct or indirect equity owner of Purchaser;

WHEREAS, Seller is engaged in the businesses of providing well servicing, well workover, swabbing, pipe handling & testing and/or well completion and production services for the oil and gas industry and equipment rentals related thereto (collectively, the “Business”);

WHEREAS, THI Water Well, LLC, a Texas limited liability company and Affiliate of Seller (“THI”), is engaged in the business of providing water well drilling services (the “Water Well Business”);

WHEREAS, Hall owns, directly or indirectly, 100% of the equity interests of Seller; and

WHEREAS, the Parties desire for Purchaser to purchase and accept the Purchased Assets and assume the Assumed Liabilities from Seller in consideration of the Transaction Consideration (as defined herein), on and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties made in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES

Section 1.1                                    Purchase and Sale.

(a)                                 Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title, and interest of Seller in and to all of its assets, properties, and rights of whatever kind, tangible and intangible, personal, real, and mixed, whether accrued, contingent, or otherwise, wherever located, in each case related to or used in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following Purchased Assets:

(i)                                     all rights with respect to equipment, revenue-earning property, machinery, tooling, parts, supplies, Systems, furniture, furnishings, signage, vehicles, and other tangible personal property, including, but not limited to those assets listed in Section 1.1(a)(i) of the Disclosure Schedule;

(ii)                                  all rights under or related to any Contract to which Seller is a party (including all Contracts entered into following the date hereof pursuant to Section 4.13(b)), except those Contracts set forth in Section 1.1(b)(i) of the Disclosure Schedule (all Contracts other than such scheduled Contracts, the “Included Contracts”); provided that in the event any Contract of Seller that is required to be disclosed in Section 2.12(a) of the Disclosure Schedule is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets in accordance with Section 1.1(b)(iv);

(iii)                               all rights under or related to non-competition, non-solicitation, and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding Seller arising by operation of Law or Contract with respect to the relationship between Seller and any of Seller’s current or former employees or independent contractors, subject to Section 4.15;

(iv)                              all payment rights and other intangible assets, including those arising from customer relationships that are not embodied in complete written Contracts;

(v)                                 all of Seller’s customer and vendor lists, all of Seller’s files and documents (including credit information) relating to customers and vendors, and all of Seller’s equipment and revenue-earning property maintenance data, accounting records, Inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs, and any other such data and records, however stored; provided, however, that Seller shall be entitled to retain copies of any such materials which are necessary for, and may use such copies solely in connection with, their Tax, accounting or legal purposes and subject to the terms of this Agreement;

(vi)                              all rights relating to Intellectual Property, including with respect to the names “EsCo”, “Energy Services” and “Energy Services Company of Bowie” (collectively, “Intellectual Property Rights”), subject to Seller’s thirty (30) day grace period to change names provided in Section 4.6;

(vii)                           all refunds, credits, prepaid expenses, deferred charges, advance payments, security deposits, earnest deposits, prepaid items, but excluding any cash, certificates of deposit or other cash equivalents securing any Indebtedness to be repaid at Closing or in respect of any Real Property Lease which will be terminated at or prior to Closing;

(viii)                        all telephone numbers, facsimile numbers, websites, email addresses, domain names, and any similar items;

(ix)                              all Inventory;

(x)                                 all notes receivable, accounts receivable, and other receivables (in all cases, whether or not billed), and all accrued penalties and interest thereon, and the benefit of any security therefor;

(xi)                              all Books and Records other than those expressly constituting Excluded Assets;

(xii)                           to the extent their transfer is permitted by applicable Law, all Permits, including all applications therefor;

(xiii)                        all insurance benefits and proceeds solely to the extent relating to the pre-Closing diminution in the value of any Purchased Asset which diminution is not reflected on the Financial Statements or reflected in Final Closing Net Working Capital;

(xiv)                       all Legal Proceedings, causes of action, choses in action, rights of recovery, rights under all warranties, representations, indemnities, and guarantees made by any third party in favor of Seller, other than the Legal Proceedings specified in Section 1.1(b)(vi);

(xv)                          all goodwill;

(xvi)                       all bank accounts of Seller to which customers directly send payments, which accounts are listed on Section 1.1(a)(xvi) of the Disclosure Schedule (but excluding any cash or cash equivalents therein which shall constitute Excluded Assets); and

(xvii)                    the Employee Benefit Plans listed on Section 1.1(a)(xvii) of the Disclosure Schedule.

At the Closing, the Purchased Assets shall be transferred or otherwise conveyed by Seller to Purchaser or such subsidiary of the Purchaser as the Purchaser designates, in each case free and clear of all Liens, other than Permitted Liens, pursuant to a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) in the form attached hereto as Exhibit B, or other appropriate instrument of transfer as directed by Purchaser.

(b)                                 Excluded Assets.  Seller shall retain its right, title and interest in and to solely the following assets (collectively, the “Excluded Assets”):

(i)                                     all Contracts and other assets set forth in Section 1.1(b)(i) of the Disclosure Schedule;

(ii)                                  all cash and cash equivalents of Seller (including any certificates of deposit);

(iii)                               all bank accounts other than those described in Section 1.1(a)(xvi);

(iv)                              all prepaid Taxes and other Tax assets;

(v)                                 Seller’s leasehold or other rights to the Leased Real Properties, including any security deposits related thereto;

(vi)                              all Legal Proceedings, causes of action, choses in action, rights of recovery, rights under all warranties, representations, indemnities, and guarantees made by any third party in favor of Seller, in each case, solely to the extent resulting in monetary recovery for any pre-Closing occurrence or omission which monetary recovery does not constitute a “make whole” payment for any diminution in value of any Purchased Asset which is not reflected in the Financial Statements;

(vii)                           in the event any Contract of Seller that is required to be disclosed in Section 2.12(a) of the Disclosure Schedule is not so disclosed, and is identified, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets, and such Contract shall thereupon be deemed an Excluded Asset;

(viii)                        all Books and Records prepared in connection with this Agreement or the Transactions, and original minute books, Governing Documents (subject to Section 4.14), corporate seals, stock ledgers and all of Seller’s Tax Returns (and any work papers related thereto), taxpayer and other identification numbers, and rights to any refunds of Taxes related to any period, or portion thereof, ending on or prior to the Closing Date or paid on or prior to the Closing Date;

(ix)                              all assets sold or otherwise disposed of during the period from the date hereof until the Effective Time in accordance with the terms herewith;

(x)                                 all Water Well Assets;

(xi)                              except as provided under Section 1.1(a)(xvii), all Employee Benefit Plans and assets thereof, employee handbooks, employment agreements and all personnel records required by Law to be retained by Seller;

(xii)                           all insurance policies owned by or issued to Seller; provided, that to the extent that the right to recover under any such policy and benefits with respect thereto relate to the pre-Closing diminution in the value of any Purchased Asset which diminution is not reflected on the Financial Statements or otherwise reflected in the Final Closing Net Working Capital, such right to recover and benefits with respect thereto shall be Purchased Assets; and

(xiii)                        the rights of Seller under this Agreement and the other Transaction Documents.

Copies of all documents, agreements and other information related to Excluded Assets shall be provided prior to Closing to Purchaser.

(c)                                  Assumption of Certain Liabilities.  On and subject to the terms and conditions of this Agreement, as of the Closing, Purchaser shall assume and agree to pay and discharge when due solely the following Liabilities of Seller, to the extent that they are not Excluded Liabilities (collectively, the “Assumed Liabilities”):

(i)                                     Liabilities of Seller under Included Contracts that arise and accrue after the Closing, relate to periods following the Closing, and are to be observed, paid, discharged, and performed following the Closing;

(ii)                                  all Liabilities or obligations arising out of any Legal Proceeding related to or arising out of the Business or the Purchased Assets, in each case, solely to the extent arising out of or in connection with acts, omissions or circumstances occurring at or after the Closing

(but in no event arising out of or in connection with acts, omissions or circumstances occurring prior to the Closing);

(iii)                               Liabilities of Seller to the extent that such Liabilities or a reserve therefore are included in the calculation of Final Closing Net Working Capital;

(iv)                              Seller’s liability for the Retention Payments, pursuant to agreements entered into pursuant to Section 4.13(b) (which, for purposes of clarity, shall not be treated as a “current liability” in Closing Working Capital; it being the intent of the Parties that such expense be borne by Purchaser);

(v)                                 those Liabilities with respect to each Transferred Employee that are expressly assumed by Purchaser pursuant to Section 4.13, and all Liabilities with respect to such Transferred Employees arising after the Closing (but not any Liabilities described in Section 1.1(d)(viii)); and

(vi)                              all Liabilities solely to the extent relating to or arising out of the Purchased Assets or the Business arising out of or in connection with any act, omission or circumstance occurring at any time after the Closing (but in no event arising out of or in connection with any act, omission or circumstance occurring prior to the Closing).

For the avoidance of doubt, to the extent the existence of any of the Liabilities set forth above constitutes any actual or alleged Breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection therewith, Purchaser’s obligations under this Section 1.1(c) shall continue in full force and effect; provided, however, that nothing herein shall limit any right of the Purchaser Indemnitees to (i) any right to indemnification therefore set forth in this Agreement or any other Transaction Document or (ii) pursue any other remedy available to any of the Purchaser Indemnitees pursuant hereto or any other Transaction Document.

(d)                                 Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for and shall not assume any Liabilities of Seller or any Affiliate of Seller that are not Assumed Liabilities (such excluded Liabilities, collectively, the “Excluded Liabilities”).  In furtherance of, and not in limitation of, the foregoing, and notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):

(i)                                     any Liability under or with respect to Indebtedness;

(ii)                                  any Liability relating to any Excluded Asset, including any liability relating to Seller’s airplane and lease of an airplane hangar, or relating to any Contract which is not an Included Contract and any Liability relating to any Breach of any Contract at or prior to Closing, or any indemnity or infringement claim related thereto;

(iii)                               (A) any Liability imposed by or in connection with any Law, Order, Legal Proceeding or Permit, and incurred in connection with conditions existing, events or acts occurring or omissions of acts arising prior to the Closing, in each case, only to the extent that such Liability accrues through the Closing, or (B) any Breach of any Bulk Sales Law (other than in connection with the transactions contemplated hereby and by the other Transaction Documents);

(iv)                              all product Liability and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property Rights, and other claims arising out of any injury or damage to property as a result of the performance of any work or services or the provision, manufacture, or sale of any goods by Seller prior to the Closing;

(v)                                 any Liability for warranty claims arising out of the performance of any work or services or the provision, manufacture, or sale of any goods by Seller prior to the Closing (unless included in the Final Closing Net Working Capital, and in such event, then only in the specific dollar amount set forth therein) or relating to Surety Bonds;

(vi)                              any Liability for any Taxes (A) of Seller or any Affiliate of Seller for any period or (B) that relate to the Purchased Assets, the Business or any Transferred Employee for any Pre-Closing Period (regardless of when assessed), other than, in each case to the extent included in the Final Closing Net Working Capital;

(vii)                           to the extent permitted by Law, all Liabilities relating to, arising from, or in any way connected with any Person who is or was an employee of Seller, including any Person whose employment with the Business was terminated prior to the Closing and their dependents, including Liability under any Law pertaining to employment and employment practices (other than, in each case to the extent included in the Final Closing Net Working Capital, and in such event, only in an amount included in such final calculation with respect to the applicable Liabilities));

(viii)                        except to the extent set forth in Section 1.1(c)(iv), any Liability for deferred compensation, accrued bonuses, transaction or other bonuses, or termination/severance obligations (including such obligations that may arise in connection with the transactions contemplated hereby, including after Closing), including Seller’s liability for any Change of Control Payments which do not constitute Retention Payments;

(ix)                              any Liability relating to, arising from, or in any way connected with the current or former incentive equity or option arrangements, employment agreements or any Employee Benefit Plans of Seller, including but not limited to, minimum funding liability, termination liability for single-employer pension plans, withdrawal liability for multiemployer pension plans, PBGC insurance premium liability, and Liability for Breach of fiduciary duties;

(x)                                 any Liability relating to, arising from, or in any way connected with any collective bargaining agreement and/or agreement executed between any multiemployer or joint employer/union health, welfare and/or pension fund and Seller;

(xi)                              any Seller Transaction Expenses or Change of Control Payments or any Liability of Seller under this Agreement or in connection herewith (except to the extent that Purchaser failed to pay such amounts pursuant to Section 1.5 of this Agreement);

(xii)                           any Liability to any Affiliate of Seller, or any Person claiming to own or have owned any equity security of or interest in Seller;

(xiii)                        any Liability or obligation of Seller (including contractual indemnity obligations, except to the extent first arising following the Closing out of any Included Contract), relating to any Hazardous Materials or arising out of any actual or alleged Breach by Seller of any Environmental Requirements or Environmental Permits, in each case arising from any action, omission, event, circumstance, or condition occurring or existing prior to the Closing, including all Liabilities and obligations of Seller for any bodily injury (including illness, disability, and death, regardless of when any such bodily injury manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), contribution, strict liability or other damage to any Person arising from such Breach or from any Hazardous Materials that were, prior to the Closing (A) placed by Seller, its Affiliates or on Seller’s or its Affiliate’s behalf on or at any real property owned, leased, occupied, used, or operated by Seller or at which Seller has provided any services (or present on any other property, if such Hazardous Material emanated or allegedly emanated from or originated or allegedly originated from any such real property at the direction or with the permission of Seller or its Affiliates), (B) disposed or released or allegedly disposed or released by any Person on or at the Leased Real Property or related to the Business, or (C) disposed off-site by, for, on behalf of, or arranged by Seller or the Business (collectively, the “Pre-Closing Environmental Liabilities”);

(xiv)                       any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity;

(xv)                          any Liabilities related to the Reimbursable CapEx Expenditure;

(xvi)                       all Liabilities relating to, arising from or in any way connected with any Excluded Real Property; and

(xvii)                    other than Assumed Liabilities, all Liabilities associated with the ownership, control or operation of Seller or the Business prior to the Effective Time.

For the avoidance of doubt, any Liability included as a liability in the Final Closing Statement shall be an Assumed Liability.

(e)                                  Required Consents.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which: (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a Breach of applicable Law, would be ineffective or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser; and (ii) such Required Consent shall not have been obtained with respect to such Purchased Asset or interest therein prior to the Closing.  Any transfer or assignment to Purchaser by Seller of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be subject to all such Required Consents in respect of such Delayed Asset being obtained.  If there are any Delayed Assets, Seller shall use its commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Seller, Purchaser or any of their respective Affiliates, and Purchaser shall reasonably cooperate with Seller in connection therewith.  Until all Required Consents with respect to each Delayed Asset have been obtained (but in any event, for no longer than six (6) months following the Closing), to the extent permitted by applicable Law and not prohibited by contractual terms applicable to the Delayed Asset: (i) Seller shall hold the Delayed Asset on behalf of Purchaser; (ii) Seller shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset; (iii) Seller shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights and obligations of Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser); and (iv) Purchaser shall assume no Delayed Liability with respect to the Delayed Asset.  Seller designates

Purchaser as its irrevocable, true, and lawful attorney-in-fact and grants Purchaser an irrevocable power of attorney to take all actions determined by Purchaser to be in furtherance of the foregoing, such designation to be coupled with an interest.  Seller shall maintain its corporate or limited liability company existence until all of its obligations pursuant to this Section 1.1(e) are performed in full, and all Delayed Assets are transferred and assigned hereunder.  At such time and on each occasion after the Closing as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the applicable Seller to Purchaser for no additional consideration without any further act on the part of any Party.  No Delayed Liability shall be assumed by Purchaser until the corresponding Delayed Asset has been transferred or assigned to Purchaser, as applicable, in accordance with the terms and conditions of this Section 1.1(e).  For purposes of clarity, it is acknowledged and agreed that Seller’s obligation under this Section 1.1(e) shall expire at the six (6) month anniversary of the Closing, following which time Seller shall have no further obligations hereunder with respect to any Delayed Asset.

Section 1.2                                    Exclusivity Deposit.  As consideration to induce Seller to enter into this Agreement, within one (1) Business Day following the execution and delivery of this Agreement by all Parties (and as a precondition to the effectiveness of this Agreement) Purchaser shall pay Seller $2,500,000 (the “Deposit”) by wire transfer of immediately available funds to an account previously designated by Seller.  If the Closing occurs, the Deposit shall be credited, on a dollar-for-dollar basis, against the Transaction Consideration payable pursuant to Section 1.3(a).  Until the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Section 7.1, Seller shall (i) maintain the Deposit in a separate bank account (the “Deposit Account”), (ii) not maintain or hold in the Deposit Account any assets other than the Deposit, (iii) provide Purchaser with the account balance of the Deposit Account not less than once every two (2) weeks and (iv) promptly provide any information reasonably requested by Purchaser related to the Deposit or the Deposit Account.

Section 1.3                                    Transaction Consideration.

(a)                                 Consideration.  The aggregate consideration (collectively, the “Transaction Consideration”) for the Purchased Assets acquired by Purchaser hereunder, in addition to the assumption of the Assumed Liabilities, shall consist of:

(i)                                     either (A) $47,730,000 in cash plus the Equity Interest, plus a secured promissory note in the original principal amount of $1,250,000 in the form attached hereto as Exhibit C (the “Seller Note”) or (B) in the event (and only in the event) that Purchaser exercises the Cash Purchase Option, $51,480,000 in cash (the applicable amount of cash specified in clause (A) or (B), as applicable, the “Base Closing Cash Consideration”); plus

(ii)                                  a secured promissory note in the original principal amount of $5,750,000 in the form attached hereto as Exhibit D (the “Indemnity Note”); minus

(iii)                               the amount, if any, by which the Final Closing Net Working Capital is less than the Target Net Working Capital; plus,

(iv)                              an amount in cash equal to the Reimbursable CapEx Expenditure; plus,

(v)                                 an amount equal to out-of-pocket fees associated with the audit of Seller’s financial statements for the nine (9) months ended January 31, 2017 (including any out-

of-pocket fees payable to Seller’s historic independent auditors in connection with their cooperation with the audit undertaken by PwC) (the “9-Month Audit Expense”).

(b)                                 Equity Interest.  The “Equity Interest” shall mean a number of shares of Class A Stock equal to the following formula: (1) 5,000,000, divided by (2) (A) in the event that the Closing occurs within twenty (20) days following the first day of trading (the “Trading Date”) of the Class A Stock on the New York Stock Exchange or such other national securities exchange on which the Class A Stock is admitted for trading (the “Stock Exchange”), the price per share to the public of one share of Class A Stock as reflected on the cover page of the prospectus filed by Ranger, Inc. pursuant to Rule 424(b) of the Securities Act of 1933 (the “Securities Act”) with respect to the IPO, or (B) in the event that the Closing occurs after the twentieth (20th) day after the Trading Date, the average price per share of the Class A Stock for the ten (10) trading days immediately preceding the Closing Date, as reflected on the Stock Exchange.

(c)                                  Payment of Transaction Consideration.  A portion of the Transaction Consideration shall be used to discharge and pay in full: (i) all Indebtedness (if any); (ii) the Seller Transaction Expenses; and (iii) the Change of Control Payments and related Transaction Payroll Taxes, in each case as provided in Section 1.5(b).

Section 1.4                                    Closing Date.  The Closing shall consummated remotely by electronic exchange of documents and wire transfer of funds on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place as the Parties shall mutually agree in writing.  The Closing shall be effective as of 12:01 a.m. on the day of the Closing (the “Effective Time” and the day on which the Closing occurs, the “Closing Date”).

Section 1.5                                    Closing Date Cash Payments and Issuances.

(a)                                 At least three (3) Business Days, but no more than seven (7) Business Days, prior to the Closing Date, Seller shall prepare and deliver to Purchaser a good faith estimate of the Net Working Capital immediately prior to the Closing (the “Estimated Net Working Capital”), which statement shall quantify in reasonable detail the estimates of each item included in such calculation, in each case calculated in accordance with the terms of this Agreement.  The Parties shall cooperate with one another in connection with the preparation and evaluation of such estimates.  Seller shall promptly provide Purchaser access to all personnel, relevant documents, and information reasonably requested by Purchaser in connection with its review of the Estimated Net Working Capital (including all components thereof).  Prior to the Closing Date, Purchaser shall notify Seller of any objections that it has at such time to the Estimated Net Working Capital (including any component thereof).

(b)                                 On the Closing Date, Purchaser shall:

(i)                                     pay to Seller an amount in cash, payable by wire transfer of immediately available funds to the account(s) specified in writing by Seller no later than three (3) Business Days prior to Closing, which shall be equal to the following (collectively, the “Closing Cash Consideration”):

(A)                               the Base Closing Cash Consideration less the Deposit (which Deposit shall be retained by Seller and credited towards the Base Closing Cash Consideration), minus

(B)                               the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus

(C)                               the Reimbursable CapEx Expenditure and 9-Month Audit Expense; minus

(D)                               the amount of the Seller Transaction Expenses; minus

(E)                                the sum of (x) the Change of Control Payments which are payable prior to or contemporaneously with the Closing and (y) any Transaction Payroll Taxes, to the extent not previously paid by Seller; minus

(F)                                 the aggregate amount of all Indebtedness;

(ii)                                  pay the amount of all Indebtedness as provided in the Payoff Letters;

(iii)                               pay the Seller Transaction Expenses, Change of Control Payments and Transaction Payroll Taxes pursuant to written instructions of Seller, provided that any Change of Control Payments or other amounts that constitute “wages” payable by Seller shall be remitted to the appropriate bank account of Seller for distribution through the payroll of Seller (net of any applicable withholdings for income and employment Taxes); and

(iv)                              unless Purchaser has exercised the Cash Purchase Option, cause the Equity Interests to be issued to Seller.

Section 1.6                                    Net Working Capital Adjustment.

(a)                                 Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) calculating the Net Working Capital as of immediately prior to the Effective Time (the “Closing Net Working Capital”) as well as the adjustments to Transaction Consideration which shall be made pursuant to this Section 1.6, together with all underlying documentation supporting such calculations.  Seller shall reasonably cooperate with Purchaser in its preparation of the Closing Statement.

(b)                                 During the sixty (60) days immediately following delivery of the Closing Statement, Seller and its professional representatives shall be entitled to review the Closing Statement and any working papers, financial records, trial balances and similar materials relating to the Closing Statement prepared by the Purchaser or by Persons retained by it, and Purchaser shall provide Seller with reasonable access to work papers of Purchaser’s accountants relating thereto, and Purchaser shall make reasonably available the individuals in its and its Affiliates’ employ as well as representatives of its accountants responsible for and knowledgeable about the information used in, and the preparation of the Closing Statement, to respond to the reasonable inquiries of, or requests for information by Seller, during normal business hours.  If Seller disputes any amounts as shown on the Closing Statement, Seller shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Seller’s calculation of Closing Net Working Capital and describing in reasonable detail the basis (including for each component, the difference and the amount thereof and reasons therefor) for the determination of such different amount.  If Seller does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, the Closing Statement (and the determination of Closing Net

Working Capital therein) prepared and delivered by Purchaser shall be deemed to be the Final Closing Statement and the Final Closing Net Working Capital.  Any such disputes shall be limited to assertions that the Closing Statement (and the determination of Closing Net Working Capital therein) was not calculated in accordance with the terms of this Section 1.6.  Any component not disputed in the Dispute Notice shall be treated as final and binding.  Purchaser and Seller shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Seller has given the Dispute Notice.  If Purchaser and Seller resolve such differences, the Closing Statement and Closing Net Working Capital agreed to by Purchaser and Seller shall be deemed to be the Final Closing Statement and Final Closing Net Working Capital.  If Purchaser and Seller do not reach a final resolution on the Closing Statement and Closing Net Working Capital within thirty (30) days after Seller has delivered the Dispute Notice, unless Purchaser and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences with respect to the adjustment under this Section 1.6 pursuant to an engagement agreement among Purchaser, Seller, and the Neutral Accountant (which Purchaser and Seller agree to execute promptly), in the manner provided below.  The Neutral Accountant shall have full authority to decide all of the issues or matters relating to the adjustments under this Section 1.6  (it being understood that in making such determination, the Neutral Accountant shall be functioning as an expert and not as an arbitrator), but shall only decide the specific components under dispute in the Dispute Notice (the “Disputed Items”), strictly in accordance with the terms of this Agreement.  Purchaser and Seller shall each be entitled to make a presentation to the Neutral Accountant at which the other shall be entitled to be present and participate, pursuant to procedures to be agreed to among Purchaser, Seller, and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement (and the determination of Closing Net Working Capital therein); and Purchaser and Seller shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between them and determine the amounts to be set forth on the Closing Statement (and the determination of Closing Net Working Capital therein) within twenty (20) days after the engagement of the Neutral Accountant.  Each of Purchaser and Seller, as a condition precedent to making a presentation to the Neutral Accountant and having the Neutral Accountant review its calculations, shall provide reasonable advance access to the other Party with respect to such materials and reasonably cooperate with the other Party in its review and analysis thereof.  The Neutral Accountant’s determination shall be based solely on such presentations of Purchaser and Seller (i.e., not on independent review) and on the definitions and other terms included in this Agreement.  The Closing Statement (and determination of Closing Net Working Capital therein) determined by the Neutral Accountant shall be deemed to be the Final Closing Statement and Final Closing Net Working Capital.  Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.  The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Neutral Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Neutral Accountant.  Nothing in this Section 1.6(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement, except for the resolution of differences between Purchaser and Seller regarding the determination of the Final Closing Statement (and Final Closing Net Working Capital calculation therein), it being expressly acknowledged and agreed that the Neutral Accountant shall have authority to resolve only matters of an accounting nature and shall not have authority to resolve any disputes of a legal nature (with any dispute as to whether a matter is of an accounting or legal nature to be resolved by the Neutral Accountant); or (ii) resolve any such differences by making an adjustment to any component of the Closing Statement and (Closing Net Working Capital calculation therein) that is outside of the range defined by amounts as finally proposed by Purchaser and Seller.

(c)                                  Promptly, but no later than ten (10) Business Days after the final determination thereof, if the Final Closing Net Working Capital set forth in the Final Closing Statement is less than the Target Net Working Capital (taking into consideration any adjustments to the Closing Cash Consideration by reason of the Estimated Net Working Capital calculation as set forth in Section 1.5(b)), Seller shall pay such shortfall amount to Purchaser.  To the extent the amount paid by Seller is less than such shortfall, Purchaser may, in Purchaser’s sole discretion, offset such amount against the amounts payable under the Indemnity Note.  Any payments made pursuant to this Section 1.6 shall be treated as an adjustment to the Transaction Consideration by the Parties.  The Parties acknowledge that the limitations on indemnification set forth in Article VI are inapplicable to the adjustments to be made under this Section 1.6.

Section 1.7                                    Allocation of Transaction Consideration.  Within sixty (60) days following the final determination of the Final Closing Net Working Capital, Purchaser shall provide to Seller a schedule allocating the Transaction Consideration plus Assumed Liabilities that are liabilities for Tax purposes among the Purchased Assets (the “Allocation Statement”).  The Allocation Statement shall be prepared in accordance with the applicable provisions of the Code (including without limitation, to the extent applicable, Section 1060 of the Code) (collectively, the “Allocation Principles”).  Within fifteen (15) days after the receipt of such Allocation Statement, Seller will propose to Purchaser in writing any reasonable changes to such Allocation Statement together with reasonable documentation supporting such changes (and in the event that no such changes are proposed in writing to Purchaser within such time period, Seller will be deemed to have agreed to, and accepted, the Allocation Statement).  Purchaser and Seller will attempt in good faith to resolve any differences with respect to the Allocation Statement, in accordance with the Allocation Principles, within fifteen (15) days after Purchaser’s receipt of a timely written notice of objection from Seller.  If Purchaser and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to the Neutral Accountant for resolution, in accordance with the Allocation Principles.  Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Neutral Accountant will determine those matters in dispute and will render a written report as to the disputed matters and the resulting Allocation Statement, which report shall, absent manifest error, be conclusive and binding upon Purchaser and Seller.  The fees and expenses of the Neutral Accountant in respect of such report shall be paid one-half by Purchaser and one- half by Seller.  Purchaser and Seller shall each file or cause to be filed its Tax Returns for its taxable year that includes the Closing Date (including, to the extent applicable, IRS Form 8594) in a manner consistent with the allocation set forth on the Allocation Statement as so finalized, and (except as set forth below relating to a revised Allocation Statement) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the Allocation Statement.  In the event that any adjustment is required to be made to the Allocation Statement as a result of any adjustment to the Transaction Consideration pursuant to Article VI of this Agreement or otherwise, Purchaser shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Statement reflecting such adjustment.  Such revised Allocation Statement shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Statement.  Each of Purchaser and Seller shall file or cause to be filed its Tax Returns (including, to the extent applicable, a revised IRS Form 8594) reflecting such adjustments as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised Allocation Statement) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Statement.

Section 1.8                                    Withholding.  Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement amounts that Purchaser is required to deduct and withhold under any provision of any applicable Tax Law.  All amounts withheld shall be timely remitted by Purchaser to the appropriate Governmental Body and shall be treated for all purposes of this Agreement as having been paid by Purchaser to the Person to which such amount would otherwise have been paid.  Purchaser shall notify Seller as soon as practical, and in any event not later than five (5) Business Days prior to the date such withholding or deduction is anticipated to occur, if it determines that it is required to deduct or withhold any amounts in accordance with this Section 1.7, and shall provide with such  notice an explanation of the reason for such required withholding or deduction, and shall consider in good faith any objections of Seller to such deduction or withholding.

Section 1.9                                    Stale Accounts Receivable.

(a)                                 Following the Closing, Purchaser shall use commercially reasonable efforts to collect all accounts receivable included in the Purchased Assets which are not included as “current assets” in the calculation of Closing Net Working Capital (“Stale A/R”); provided, that in no event shall Purchaser be obligated to initiate a Legal Proceeding in connection with attempting to collect any Stale A/R.  The Parties acknowledge and agree that, as between Seller and Purchaser, Seller shall be entitled to all revenue attributable to the Stale A/R, minus any reasonable and documented out-of-pocket costs and expenses incurred by Purchaser in connection with the collection thereof.  Accordingly, to the extent that following the Closing Purchaser receives any revenue attributable to the Stale A/R, it shall promptly remit the same (net of any reasonable and documented out-of-pocket costs and expenses incurred by Purchaser in connection with the collection thereof) to Seller and such remittance shall constitute an adjustment to the Transaction Consideration.  Seller and Purchaser shall cooperate with one another in good faith in determining and making payment of any post-Closing adjustments or reconciliations that may be necessary to fully and properly effectuate the provisions of this Section 1.9.

(b)                                 To the extent that, at one-hundred and twenty (120) days following the Closing any Stale A/R is still outstanding, Purchaser shall, at Purchaser’s request, assign any such Stale A/R back to Seller without any additional consideration.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser (and Hall severally represents, solely with respect to Section 2.2 as it applies to Hall) as of the date hereof (and, with respect to Section 2.1, Section 2.2 and Section 2.4 as of the Amendment Date) as follows:

Section 2.1                                    Formation and Related Matters.

(a)                                 Seller (i) is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Texas and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business; and (ii) is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 2.1(a) of the Disclosure Schedule.

(b)                                 Seller has delivered to Purchaser true, correct, and complete copies of the Governing Documents of Seller, as amended to date and as presently in effect.

(c)                                  Other than as set forth in Section 2.1(c) of the Disclosure Schedule, Seller does not own or hold any equity securities or interests in any other entity.

(d)                                 Hall owns one hundred percent (100%) of the equity securities or other interests in Seller (or rights to acquire equity securities or other interests).

Section 2.2                                    Authorization and Enforceability.  Seller has all requisite power and authority, and, with respect to Hall, the requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Seller and Hall of this Agreement and each of the other Transaction Documents to which it is or will be a party have been duly authorized by all necessary action on the part of Seller and Hall.  This Agreement has been, and the other Transaction Documents to be executed and delivered by Seller and Hall will at Closing be, duly and validly executed and delivered.  This Agreement constitutes, and the other Transaction Documents will constitute when executed and delivered, legal, valid, and binding obligations of Seller and Hall, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (the “Remedies Exceptions”).

Section 2.3                                    Books and Records.  The Books and Records, all of which have been provided to Purchaser, are true, correct, and complete in all material respects, represent actual, bona fide transactions.

Section 2.4                                    Conflicts; Consents of Third Parties.  Except as set forth in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by Seller with the provisions hereof or thereof does not and will not: (a) Breach any provision of the Governing Documents of Seller; (b) Breach in any material respect any Included Contract; (c) Breach in any material respect any Law or any Order by which Seller or any of the Purchased Assets is bound, or give any Governmental Body or any other Person the right to obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; or (d) result in the creation of any Lien other than Permitted Liens upon the properties or assets of Seller, including the Purchased Assets.  Except as set forth in Section 2.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of Seller in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

Section 2.5                                    Financial Statements.

(a)                                 Included in Section 2.5(a) of the Disclosure Schedule are complete copies of: (i) the consolidated audited balance sheet of Seller and certain of its Affiliates as of April 30, 2016 and the related audited consolidated statements of operations and changes in members’ equity of Seller for the fiscal year then ended and (ii) the consolidated audited balance sheet of Seller and certain of its Affiliates as of January 31, 2017 (the “Balance Sheet,” and such date, the “Balance Sheet Date”) and the related audited consolidated statements of operations and changes in members’ equity of Seller and certain of its Affiliates for the nine months then ended (the audited statements set forth in (i) and (ii), including the related notes and schedules thereto, the “Financial Statements”).  The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated.  The Financial Statements make full provision for all established, deferred or contingent liabilities to the extent required by GAAP and fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Seller as of the dates and for the periods reflected thereon.

(b)                                 Set forth on Section 2.5(b) of the Disclosure Schedule is a complete list of all outstanding Indebtedness of Seller.

Section 2.6                                    No Undisclosed Liabilities.  Seller has no Liabilities required to be disclosed on a balance sheet prepared in accordance with GAAP (or in the notes thereto) except: (a) to the extent specifically reflected and accrued for or specifically reserved against on the Balance Sheet; or in the notes thereto, (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course or under Included Contracts, (c) Seller Transaction Expenses, (d) liabilities disclosed in Section 2.6 of the Disclosure Schedule, and (e) Excluded Liabilities.  Seller does not engage in or maintain any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the Securities Act).

Section 2.7                                    Absence of Certain Developments.  Except as set forth in Section 2.7 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since the Balance Sheet Date, Seller has conducted the Business in the Ordinary Course and:

(a)                                 there has not been any Seller Material Adverse Change;

(b)                                 there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Seller used in the Business of more than $200,000 for any single loss or $750,000 in the aggregate for any related losses, or any failure to maintain insurance policies unmodified and without interruption;

(c)                                  there has not been any material change by Seller in accounting or Tax reporting principles, methods, or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material written Tax election made by or with respect to Seller; and

(d)                                 Seller has not:

(i)                                     made any declaration or payment of any distributions on or in respect of any equity securities or interests of Seller (other than distributions of cash and cash equivalents);

(ii)                                  failed to maintain its assets used in the Business in materially the same condition as on the Balance Sheet Date (ordinary wear and tear excluded);

(iii)                               made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe or severance benefit, or vacation pay, to or in respect of any manager, officer, employee, distributor, or agent of Seller involved in the Business, other than increases in the Ordinary Course in the base wages or salaries of employees of Seller other than officers or managers or as required by any employment Contract;

(iv)                              hired or terminated employees or engaged or terminated independent contractors involved in the Business other than in the Ordinary Course;

(v)                                 Breached or waived any Breach or any material right with respect to any Material Contract;

(vi)                              canceled, written off, or compromised any debt or claim or amended, canceled, terminated, relinquished, waived, or released any Contract or right, except in the Ordinary Course and which, in the aggregate, are not material to Seller;

(vii)                           modified its pricing and purchasing policies and levels in any material respect, or entered into, amended, renewed, terminated, or permitted to lapse any Contract or transaction with any of its Affiliates, or paid to or received from any Affiliate of Seller any amount other than in the Ordinary Course pursuant to arrangement described on Section 2.24 of the Disclosure Schedule;

(viii)                        entered into any prepaid transactions outside of the Ordinary Course or otherwise accelerated revenue recognition or the sales for periods prior to the Closing with respect to in the Business;

(ix)                              changed in any material respect its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or failed to maintain the level and quality of its Inventory, in each case with respect to the Business;

(x)                                 failed to maintain its existence as a corporation or limited liability company, as applicable;

(xi)                              adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;

(xii)                           engaged in any transaction or provided any consideration relating to the release, modification, or diminution of any guarantee, Surety Bond, or other obligation of Seller or any Affiliate thereof with respect to in the Business;

(xiii)                        failed to pay any of its Liabilities within thirty (30) days of when due;

(xiv)                       entered into any compromise or settlement of any Legal Proceeding or any investigation by any Governmental Body;

(xv)                          failed: (A) to comply with all applicable Laws (including Environmental Permits) in any material respect; (B) to meet all Environmental Requirements in all material respects; or (C) to hold and maintain in good standing all material Permits (including Environmental Permits) necessary for the conduct of the Business and the ownership of its Purchased Assets;

(xvi)                       made any filings or registrations with any Governmental Body, except routine filings and registrations made in the Ordinary Course;

(xvii)                    adopted, amended, modified, or terminated any of its Employee Benefit Plans applicable to the Business;

(xviii)                 written up or down (or failed to write up or down) the value of any Purchased Assets, except in the Ordinary Course, in accordance with GAAP consistently applied;

(xix)                       introduced any material change with respect to the Business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of Inventory, equipment, or revenue-earning property that it maintains, its marketing techniques, or its accounting methods; or

(xx)                          entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 2.7 (or disclosed an intent to do so), or taken or omitted to take any action that would be required to be disclosed in any section of the Disclosure Schedule.

Section 2.8                                    Taxes.

(a)                                 Seller has timely filed with the appropriate taxing authorities all income and other material Tax Returns that it has been required to file.  All such Tax Returns are true, correct, and complete in all respects.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid.  Seller is not the beneficiary of any extension of time within which to file any Tax Return.  No written claim has ever been made by an authority with respect to Seller in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of Seller that have arisen in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return, other than Permitted Liens.

(b)                                 Seller has withheld or collected, and timely paid to the appropriate taxing authority or other Governmental Body, (i) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and (ii) all sales, use, excise and value added Taxes.

(c)                                  Seller does not have in effect any current waiver or extension of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to the assessment, payment or collection of any Tax.

(d)                                 The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(e)                                  None of the Assumed Liabilities and none of the Change of Control Payments represents a payment or obligation to make a payment that is not deductible under Section 280G of the Code or includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.

(f)                                   None of the properties or assets of Seller is property which, for Tax purposes, is required to be treated as owned by another Person.  Seller is not an obligor on, and none of Seller’s respective assets have been financed directly or indirectly by, any tax-exempt bonds.  No property or assets of Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(g)                                  No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against Seller.  There has not been an audit, examination, or written notice of potential examination of any Tax Returns filed by Seller for any taxable period ending on or after December 31, 2013.

(h)                                 There is no examination, Legal Proceeding or audit in progress, pending, proposed or, to the Knowledge of Seller, threatened against or with respect to Seller regarding Taxes.

(i)                                     True, correct and complete copies of all income and sales Tax Returns filed by or with respect to Seller for taxable periods ending on or after December 31, 2013 have been delivered to Purchaser.

(j)                                    Seller has not participated in any reportable transaction as defined in Section 6707A(c)(1) of the Code or any listed transaction as defined in Section 6707A(c)(2) of the Code.

(k)                                 Seller is not subject to Tax, nor does Seller have a permanent establishment, in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(l)                                     Seller is not a “foreign person” within the meaning of Code Section 1445 and the Treasury Regulations promulgated thereunder.

(m)                             Seller is not subject to any material Tax holiday or Tax incentive or grant in any jurisdiction with respect to Taxes relating to the Business, the Purchased Assets, or Transferred Employees.

(n)                                 Seller has never been a member of an Affiliated Group.

(o)                                 Seller is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), contractual liability, or otherwise (other than pursuant to the terms of any contract or agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(p)                                 Seller does not have any request for a private letter ruling, any request for administrative relief, any request for technical advice, or any request for a change of any method of accounting pending with any Governmental Body that relates to the Taxes or Tax Returns of Seller.

(q)                                 Seller is (and has been for its entire existence) classified as a partnership for all income Tax purposes, and no election has been made (or is pending) to change such treatment.

Section 2.9                                    Real Property.

(a)                                 Seller does not own, and has not previously owned, nor does Seller hold any options or contractual obligations to purchase or acquire any interest in any real property.

(b)                                 Section 2.9(b) of the Disclosure Schedule sets forth a true, correct, and complete list and description of all real property leased, subleased, or otherwise occupied by Seller with respect to the Business (the “Leased Real Property”), which such description in Section 2.9(b) of the Disclosure Schedule shall include: (i) the address of each parcel of Leased Real Property; (ii) the use of each Leased Real Property; (iii) the nature and square footage of any improvements on each Leased Real Property; and (iv) a true, correct, and complete list of all leases, subleases, licenses or other occupancy agreements and any assignments, amendments, modifications, side letters, estoppels, consents and other agreements relating thereto (each, a “Real Property Lease” and collectively, the “Real Property Leases”), including the names of the parties to each Real Property Lease, the date of each Real Property Lease, the term of each Real Property Lease (including the commencement date and expiration date and any renewal periods thereof), the rent due under each Real Property Lease, the amount of the security deposit required to be held under such Real Property Lease and the actual amount being held by the landlord thereunder, and any options or rights to purchase any of the Leased Real Property.

(c)                                  Seller has provided Purchaser with true, correct, and complete copies of all inspection reports, environmental assessments, audits, information, data, reports, notices, Contracts, agreements, and other documents requested by Purchaser from Seller relating to the Leased Real Property.

(d)                                 All of the Real Property Leases are valid, binding and in full force and effect.  Seller has not received any notice of any Breach of any of the Real Property Leases, and Seller and, to Seller’s Knowledge, each other party thereto, is in compliance with all obligations of such party thereunder.  Seller is currently in possession of the Leased Real Property, and Seller has not subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.  Seller’s possession, occupancy, and quiet enjoyment of Leased Real Property under each Real Property Lease to which it is a party has not been disturbed and there are no disputes with respect to any Real Property Lease.  Seller has not collaterally assigned or granted any Lien in any Real Property Lease or any interest therein (other than Permitted Liens).  Seller has delivered to Purchaser true, correct, and complete copies of the Real Property Leases.  Seller has not given or received any notice of termination, cancellation, adverse modification, or non-renewal with respect to any Real Property Lease.

(e)                                  Seller has not received any notice of Breach or alleged Breach of any applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property.  With respect to the Leased Real Property, there is no pending or, to the Knowledge of Seller, threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding.

(f)                                   The Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

(g)                                  Except as otherwise disclosed in Section 2.9(g) of the Disclosure Schedule, all improvements located on the Leased Real Property and used by Seller (including all water, sewer, gas, electrical, and HVAC systems servicing the same): (i) are suitable for the purposes for with they are currently or anticipated to be used and the Business without, to the Knowledge of Seller, immediate need for repair; and (iii) consist of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the use of such facilities in the manner and for the purposes to which they are presently devoted.  Seller has previously provided Purchaser true, correct, and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Leased Real Property which are in Seller’s possession.

Section 2.10                             Tangible Personal Property; Title; Sufficiency of Assets.

(a)                                 Section 2.10(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) relating to the Business or the Purchased Assets.  Seller has delivered to Purchaser true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.

(b)                                 Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee.  There is no material Breach of any Personal Property Lease by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred, or condition or circumstance exists, which could reasonably be expected to constitute a Breach thereof.  Seller and, to the Knowledge of Seller, each other party to each Personal Property Lease is in compliance in all material respects with all obligations of Seller or such other party, as the case may be, thereunder.

(c)                                  As of the Closing, Seller (and not any other Affiliate thereof) will have good title to all the Purchased Assets being sold by Seller hereunder, free and clear of any and all Liens, except for

Permitted Liens.  Such assets include all assets, rights, and interests necessary to operate the Business, held by Seller or its Affiliates for anticipated or prior use in any material respect for the operation of the Business, used by Seller in any material respect for the operation of the Business as currently conducted, or reasonably required for the continued conduct of the Business other than the Excluded Assets.  After giving effect to the transaction contemplated by Section 4.2, the Purchased Assets will include all assets, properties, and rights reflected on the Balance Sheet other than: (i) Inventory sold; (ii) receivables collected; (iii) prepaid expenses realized; (iv) items of obsolete equipment and revenue-earning property disposed of; and (v) the Excluded Assets, in the case of each of (i) and (iv) in the Ordinary Course.

(d)                                 All tangible personal property owned by Seller and included in the Purchased Assets, and all of the items of tangible personal property used by Seller under the Personal Property Leases: (i) are in sufficient operating condition, maintenance, and repair (subject to normal wear and tear) given the use and age of such assets; (ii) conform to all Laws relating to their construction, use, and operation; and (iii) are adequate for the uses to which they are being put or are intended to be put.  None of such items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not significant in nature or cost, and there are no facts or conditions affecting such tangible personal property that could interfere in any significant respect with the use or operation thereof as used or operated for the twelve (12) months preceding the date of this Agreement.  Section 2.10(d) of the Disclosure Schedule lists all material items of tangible personal property, including all Inventory, equipment, revenue-earning property, and vehicles, owned by Seller or used or held for use in the Business.  All such owned or leased vehicles are properly licensed and registered in accordance with applicable Law.

Section 2.11                             Intellectual Property.

(a)                                 Seller own, free and clear from all Liens, or otherwise possesses legally enforceable rights to use all of the Intellectual Property reasonably necessary to conduct the Business as presently conducted.  The Intellectual Property owned or purported to be owned by Seller (“Owned Intellectual Property”) and the Intellectual Property licensed to Seller under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in the Business by Seller or reasonably required for the continued conduct of the Business.  Seller is the sole owners of all rights title and interest in the Owned Intellectual Property free and clear of all Liens other than Permitted Liens.  Following Closing, all Owned Intellectual Property will be fully transferrable, alienable and licensable by Purchaser without restriction and without payment of any kind or obligation to any third party.

(b)                                 Section 2.11(b)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks, and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body.  Section 2.11(b)(ii) of the Disclosure Schedule sets forth a true, correct, and complete list of all trademarks, service marks and other trade designations as well as all software programs that are Owned Intellectual Property and not otherwise identified in Section 2.11(b)(i) of the Disclosure Schedule.  All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, are not in any grace or surcharge period and all Owned Intellectual Property is otherwise valid and in good standing.  Section 2.11(b)(iii) of the Disclosure Schedule sets forth a true, correct, and complete list of all written or oral licenses and arrangements (other than Ordinary Course licenses of commercially available and unmodified software): (A) pursuant to which Seller permits any Person to use any Owned Intellectual Property; or (B) pursuant to which any Person permits any Seller to use any Intellectual Property used in the Business; or (B) pursuant to which the use by Seller of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are valid, binding, and enforceable between the applicable Seller and the other parties thereto and are in full force and effect.  There is no material Breach of any Intellectual Property License by Seller or, to the Knowledge of Seller, by any other party thereto.  No party to any Intellectual Property License has given written notice to Seller of such party’s intention to cancel, terminate or non-renew such agreement.  All software used by any Seller is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right (including the appropriate number of seats being used) and is not a “bootleg” or otherwise unauthorized version or copy.

(c)                                  The use of the Owned Intellectual Property used in the Business and the continued operation of the Business as presently conducted is not, to the Knowledge of Seller, subject to any third party objection that it interferes with, infringes upon, misappropriates, or otherwise comes into conflict with, any Intellectual Property Rights of third parties or constitutes unfair competition in any jurisdiction in which Seller currently does business.  Seller has not received any notice alleging its infringement upon any Intellectual Property Rights of third parties or the invalidity or unenforceability of any Owned Intellectual Property, and to the Knowledge of Seller, there are no bona fide grounds for any such claim.  To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of any Seller or has otherwise misappropriated or is otherwise misappropriating any Owned Intellectual Property.

(d)                                 No current or former employee, consultant, contractor, or any other Person has any right, claim, or interest to any of the Owned Intellectual Property.  To the Knowledge of Seller, no employee, consultant, or contractor of Seller has been, is, or will be performing services for the Business in Breach of any term of any employment, invention disclosure or assignment, confidentiality, or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s employment in, or such consultant’s or contractor’s engagement to provide services with respect to, the Business.

(e)                                  There are no actions that must be taken by Purchaser within one hundred eighty (180) days after the date of this Agreement, including the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications, or certificates for the purposes of maintaining, perfecting, or preserving or renewing any right in any Owned Intellectual Property.  Section 2.11(e) of the Disclosure Schedule lists the status of any proceedings or actions pending or, to the Knowledge of Seller, threatened before any Governmental Body anywhere in the world related to any of the Owned Intellectual Property or any Intellectual Property License, including the due date for any outstanding response by Seller in such proceedings.  Seller has not taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Owned Intellectual Property.

Section 2.12                             Contracts.

(a)                                 Section 2.12(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the following Contracts (each such Contract set forth or required to be set forth on such Schedule, a “Material Contract”) to which Seller is a party or by which Seller or its assets or properties are bound, in each case relating to the Business or Purchased Assets (provided that Contacts entered into following the date hereof with Purchaser’s consent pursuant to Section 4.13(b) need not be scheduled):

(i)                                     all Contracts relating to capital expenditures or other purchases of materials, supplies, maintenance, equipment, revenue-earning property, or other assets or properties or services (other than purchase orders for inventory or supplies in the Ordinary Course) in excess of $100,000 individually, or $500,000 in the aggregate;

(ii)                                  all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course), advance to, or investment in any Person, or any Contract relating to the making of any such loan, advance, or investment;

(iii)                               all Contracts involving Indebtedness of Seller or granting or evidencing a Lien on any property or asset of Seller (other than Permitted Liens);

(iv)                              any management service, consulting, financial advisory, or any other similar type of Contract and all Contracts with investment or commercial banks;

(v)                                 any Contract which includes any restrictive covenant, license, non-competition, non-solicitation, most favored nations, exclusivity, or other item which restricts Seller’s (or its successor’s) rights and ability to operate;

(vi)                              all Contracts (other than this Agreement and the other Transaction Documents) between Seller and (A) any Affiliate of Seller, or (B) any current or former officer or manager of Seller;

(vii)                           all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $100,000 individually, or $500,000 in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by Seller of any operating business or the equity securities or interests of any other Person;

(viii)                        all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, or similar arrangement;

(ix)                              all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on Seller;

(x)                                 all Contracts involving a confidentiality, standstill, or similar arrangement;

(xi)                              all Contracts (A) for the employment of any officer, individual employee, or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of $25,000 individually or $100,000 in the aggregate, (B) requiring severance payments or payments upon a change in control, and (C) for deferred compensation or severance;

(xii)                           all collective bargaining agreements or other agreements with any labor union;

(xiii)                        all Contracts with any Governmental Body;

(xiv)                       all Contracts that involve the performance of services, or delivery of goods or materials, during the twelve (12) month period immediately prior to the date of this Agreement of an amount or value in excess of $100,000, including all master service agreements (regardless of dollar thresholds);

(xv)                          all Contracts where Seller agrees to indemnify any Person with respect to claims of infringement of any Intellectual Property other than customers under Seller’s standard form agreement;

(xvi)                       all powers of attorney granted to any Person; and

(xvii)                    all Contracts with customers and suppliers disclosed or required to be disclosed on Section 2.21 of the Disclosure Schedule.

(b)                                 True, correct, and complete copies of the Material Contracts have previously been provided to Purchaser by Seller.  Seller is not in Breach, and no event has occurred, or condition or circumstance exists, which could reasonably be expected to constitute a Breach of any Included Contract by Seller or, to the Knowledge of Seller, by any other party thereto.  Each of the Included Contracts is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of Seller, is not subject to any claims, charges, setoffs or defenses.  There are no disputes pending or, to Seller’s Knowledge, threatened, under any Included Contract, and Seller has not asserted or threatened to assert any claim under any Included Contract.

Section 2.13                             Employee Benefits.

(a)                                 Section 2.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plans, agreements, arrangements, programs, or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus, incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”) for the benefit of any employee, leased employee, manager, officer, director, shareholder, member, or independent contractor  (in each case either current or former) of Seller or Seller ERISA Affiliate, or with respect to which Seller or Seller ERISA Affiliate has any Liability (“Employee Benefit Plans”).  Section 2.13(a) of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are: (i) subject to Section 210(a), 4063, and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”); (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”); or (iii) Employee Benefit Plans, including “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). Seller has no Liability or contingent Liability with respect to any plan, arrangement, or practice of the type described in this Section 2.13(a), other than the Employee Benefit Plans set forth in Section 2.13(a) of the Disclosure Schedule.

(b)                                 Except as set forth in Section 2.13(b) of the Disclosure Schedule, Seller and each Seller ERISA Affiliate does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any Multiemployer Plan or any Multiple Employer Plan.  No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.  Seller does not currently participate or has ever participated in, nor is Seller required currently or has ever been required to contribute to or otherwise participate in, any plan, program, or arrangement subject to Title IV of ERISA and Purchaser’s acquisition of the Purchased

Assets will not cause Purchaser or any of its Affiliates to incur any liability under Section 412 of the Code of Title IV of ERISA.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  Seller does not maintain, sponsor, or have any Liability with respect to a Foreign Pension Plan.

(c)                                  Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan that could reasonably be expected to cause the loss of such qualification or exemption.

(d)                                 True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to or made available to Purchaser: (i) any plans and related trust documents (and all amendments thereto) and collective bargaining agreements and (ii) the most recent IRS determination letters.

(e)                                  There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of Seller, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or Seller, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances that could form the basis for any such Legal Proceeding.  No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(f)                                   Seller maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with Seller’s COBRA obligations rising in connection with the transactions contemplated by this Agreement. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of Seller or its predecessors after termination of employment or other service other than the rights that may be provided by Law.

(g)                                  Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (in each case either alone or in conjunction with any other event) will: (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits; or (iv) result in funding or acceleration of funding of any benefit under any Employee Benefit Plan.

(h)                                 No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i)                                     Seller has taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of Seller is subject to taxes or penalties under Section 409A of the Code.

Section 2.14                             Labor.

(a)                                 Section 2.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants, or contractors of Seller as of the date of this Agreement providing services for the Business, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; (vi) any other discretionary or non-discretionary compensation (in each instance, over $10,000); and (vii) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(b)                                 No employee of Seller is represented by a union.  Seller is not, nor has it ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employee.  There has never been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations, or other similar labor activity or dispute affecting Seller or any of its employees.  There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Knowledge of Seller, threatened against Seller.  There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees of Seller.

(c)                                  Except as disclosed on Section 2.14(c) of the Disclosure Schedule, there are no Legal Proceedings against Seller pending or, to the Knowledge of Seller, threatened, which could reasonably be expected to be brought or filed with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, the terms and conditions of employment, employment practices, employment, or termination of employment of any individual or group by Seller.

(d)                                 To the Knowledge of Seller, no executive or employee currently has any plans to terminate employment with Seller, or not continue employment with Purchaser after Closing, independently of or as a result of the transactions contemplated by this Agreement and the other Transaction Documents.

(e)                                  Except as disclosed on Section 2.14(e) of the Disclosure Schedule, Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, wrongful discharge, reasonable accommodation, disability rights or benefits, immigration, the verification of immigration/employment status, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence, and unemployment insurance.  All individuals characterized and treated by Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws.  There are no Legal Proceedings pending against Seller or, to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant, or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wrongful discharge, equal pay, or any other employment related matter arising under applicable Laws.  There are no internal complaints or reports by any current or former employee, consultant, or independent contractor pursuant to the anti-harassment policy of Seller that are pending or under investigation.

(f)                                   All employees of Seller are appropriately classified as exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local wage and hour law.

(g)                                  Seller has complied with WARN and has no plans to undertake any action in the future that would trigger WARN (other than as contemplated by Section 4.13(a)).  No employee of Seller has suffered an “employment loss” (as defined in and covered by the WARN Act or similar state law) during the six-month period prior to Closing.

(h)                                 No Legal Proceeding has been filed or commenced against Seller or, to Seller’s Knowledge, any employees thereof, that: (i) alleges any failure so to comply; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of Seller to sponsor employees for immigration benefits and, to the Knowledge of Seller, there is no reasonable basis for any of the foregoing.  To the Knowledge of Seller, there is no reasonable basis to believe that any employee of Seller will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws.  No audit, investigation, or other Legal Proceeding has been commenced against Seller at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

Section 2.15                             Litigation.  There is no, and during the previous three (3) years there has been no, Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the officers, managers, directors, or key employees of Seller before any court or other Governmental Body or any arbitral tribunal relating to or involving the Business, this Agreement or the other Transaction Documents.  Except as set forth in Section 2.15 of the Disclosure Schedule, during the previous three (3) years, Seller has not engaged, and is not currently engaged, in any Legal Proceeding to recover monies due it or for damages sustained by it relating to or involving the Business, and there is no unsatisfied judgment, penalty, or award affecting Seller with respect to the Business or any of the Purchased Assets.  Seller is not subject to any Order of any Governmental Body relating to or involving the Business.

Section 2.16                             Compliance with Laws; Permits.

(a)                                 Seller is, and has been during the previous three (3) years, in compliance in all material respects with all Laws applicable to it or the ownership, lease, use, occupancy, or operation of its assets or properties or the conduct of the Business.  Seller has not received notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other communication (whether oral or written) from any Governmental Body of any Breach of any Law in connection with or relating to the Business and has not failed to comply with any Law in connection with or relating to the Business and the operation or use of the Purchased Assets.  There is, and has been during the past three (3) years, no investigation by a Governmental Body pending against or, to the Knowledge of Seller, threatened against Seller in connection with or relating to the Business and the operation or use of the Purchased Assets.  To Seller’s Knowledge, no event has occurred, or condition or circumstance exists, which could reasonably be expected to result in a material Breach of any applicable Law in connection with or relating to the Business and the operation or use of the Purchased Assets.

(b)                                 Section 2.16(b) of the Disclosure Schedule contains a true, correct, and complete list of each Permit that is held by Seller or that otherwise relates to or is required for the ownership, lease, use, occupancy, or operation of its assets or properties that are used in the Business or the conduct of the Business, and indicates for each whether the same are transferrable to Purchaser and, if so, whether Consent to such transfer is required.  Each Permit listed or required to be listed in Section 2.16(b) of the Disclosure Schedule is valid and in full force and effect.  The Permits identified in Section 2.16(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable Seller to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets.  Except as set forth in Section 2.16(b) of the Disclosure Schedule:

(i)                                     Seller is, and has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 2.16(b) of the Disclosure Schedule;

(ii)                                  to Seller’s’ Knowledge, no event has occurred, or condition or circumstance exist, which (A) could reasonably be expected to constitute or result directly or indirectly in a Breach of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Section 2.16(b) of the Disclosure Schedule, or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit identified or required to be identified in Section 2.16(b) of the Disclosure Schedule;

(iii)                               Seller has not received any notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential Breach of any term or requirement of any Permit or any investigation or hearing related thereto or (B) any actual, proposed, possible, or potential revocation, non-renewal, withdrawal, suspension, cancellation, or termination of, or modification to any Permit, and to Seller’s Knowledge, there is no basis for any of the foregoing; and

(iv)                              all applications required to have been filed for the renewal of the Permits identified or required to be identified in Section 2.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)                                  This Section 2.16 shall be inapplicable to any area of law covered by a subject-matter-specific representation anywhere in this Agreement.

Section 2.17                             Environmental Matters.

(a)                                 Seller, its operations, and except as disclosed in the Environmental Reports and in Section 2.17(b) of the Disclosure Schedule, the ownership, lease, use, occupancy, or operation of its Leased Real Property are currently, and have been in the past three (3) years, in material compliance with all Environmental Requirements and Permits obtained or issued or required to be obtained or issued pursuant to Environmental Requirements or otherwise (“Environmental Permits”).  Except as disclosed in the Environmental Reports and in Section 2.17(b) of the Disclosure Schedule, all material past noncompliance with Environmental Requirements or Environmental Permits has been resolved without any pending, ongoing, or future Liability.  Seller has timely applied for renewal of any Environmental Permits, and there are no pending Legal Proceedings, and to the Knowledge of Seller, there is no threatened Legal Proceeding with respect to, or that may threaten the suspension, revocation or modification of, any of the Environmental Permits.

(b)                                 Section 2.17(b) of the Disclosure Schedule sets forth a true, correct, and complete list of all reports of environmental assessments, audits, investigations, or other similar studies or analyses which have been performed by or on behalf of Seller, or which are otherwise in Seller’s possession, with respect to the Leased Real Property or in connection with the Business and Seller has delivered true, correct, and complete copies of such documents to Purchaser (the “Environmental

Reports”).  All material known Liabilities of Seller relating to Environmental Requirements, Environmental Permits, or Hazardous Materials are specifically identified on Section 2.17(f) of the Disclosure Schedule.

(c)                                  Except as set forth in Section 2.17(c) of the Disclosure Schedule or in the Environmental Reports, Seller has not received any written notice, notification, report, order, demand, request for information, citation, summons, complaint, notice of Breach, or directive or other communication regarding any actual or alleged Breach of any Environmental Requirements by Seller in connection with the Business, or any Environmental Liabilities of Seller in connection with the Business, including any investigatory, remedial, cost-sharing, or corrective obligations, relating to it, its business, or its past or current facilities arising under Environmental Requirements in connection with the Business.

(d)                                 Except as set forth in Section 2.17(d) of the Disclosure Schedule or in the Environmental Reports, there are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller, the Business, or the Leased Real Property, in each case in connection with the Business, and to the Knowledge of Seller, there are no circumstances, events, or conditions that could reasonably be expected to form the basis of any such Environmental Claim, including, in each case in connection with the Business: (i) with respect to any off-site disposal location presently or formerly used by Seller or any of its Affiliates or any of their respective predecessors; (ii) with respect to previously owned, leased, used, occupied, or operated facilities or real property; or (iii) with respect to any property at which Seller has performed any services.

(e)                                  Except as set forth in Section 2.17(e) the Disclosure Schedule or in the Environmental Reports, to the Knowledge of Seller, none of the following exists at any Leased Real Property: (i) underground storage tanks; (ii) friable asbestos-containing material; (iii) materials, revenue-earning property, or equipment containing polychlorinated biphenyls; (iv) lead-based paint hazards; (v) mold in quantities and locations requiring removal pursuant to Environmental Requirements or commercially reasonable business practices; (vi) groundwater monitoring wells, drinking water wells, or production water wells; (vii) landfills, surface impoundments, septic tanks, pits, sumps, lagoons, or disposal areas; (viii) wetlands or areas subject to any Environmental Requirement or Law related to wetlands; or (ix) any Release of Hazardous Materials requiring any investigation, monitoring, removal, remediation, corrective action, or control pursuant to Environmental Requirements.

(f)                                   Except as set forth in Section 2.17(f) of the Disclosure Schedule and in the Environmental Reports, in connection with the Business, Seller has not, at any time: (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Material, in violation of Environmental Requirements; or (ii) to the Knowledge of Seller, owned, leased, used, occupied, or operated at any property or facility which is or where there has been a release of Hazardous Materials requiring investigation, removal or remediation pursuant to Environmental Requirements.

(g)                                  Neither this Agreement nor any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or Consent of any Governmental Bodies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Requirements.

(h)                                 None of the Leased Real Property is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or on any analogous foreign, federal, state or local list.

(i)                                     Except as set forth in Section 2.17(i) of the Disclosure Schedule, Seller has not, in connection with the Business, assumed, undertaken, provided or agreed to provide an indemnity with respect to, or otherwise become subject to any Liability, including any obligation for corrective or Remedial Action, of any other Person relating to Environmental Requirements.

(j)                                    Except as set forth in Section 2.17(j) of the Disclosure Schedule, Seller does not currently generate Hazardous Materials that caused or cause Seller to be classified as any type of quantity generator, including a “conditionally exempt small quantity generator,” under the Resource Conservation and Recovery Act, or any analogous statutes or regulations.

This Section 2.17 constitutes the sole and exclusive representations and warranties with respect to Environmental Matters, with the exception of the representations contained in Section 2.7(d)(xv) and Section 2.9(c).

Section 2.18                             Insurance.  Section 2.18 of the Disclosure Schedule includes a true, correct, and complete list of all insurance policies owned by Seller (or as to which Seller is the beneficiary, insured, or loss payee) relating to the Business.  Such insurance policies are (a) of the type and in the amounts sufficient for compliance with all applicable Laws and all Contracts to which Seller is a party or by which it is bound and (b) “occurrence-based” policies.  Seller has not received any notice of: (i) cancellation, adverse modification, or intent to cancel or increase premiums with respect to such insurance policies nor, to the Knowledge of Seller, is there any basis for any such action; or (ii) any significant changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal or modification of, any such policy.  Section 2.18 of the Disclosure Schedule also contains a list of all pending claims and any claims since December 31, 2013 with any insurance company with respect to the Business and any instances since such date of a denial (or limitation in scope or amount) of coverage or claim of Seller by any insurance company.

Section 2.19                             Receivables.  The accounts receivable and notes receivable of Seller reflected in the Balance Sheet and arising after the date thereof (to the extent not paid in full by the account debtor prior to the date of this Agreement) are valid and genuine and have arisen solely in bona fide arm’s-length transactions with non-Affiliates and non-employees for goods and services duly delivered and performed in the Ordinary Course (or, in the case of non-trade receivables, represent amounts receivable in respect of bona fide business transactions).  The allowance for doubtful accounts set forth in the Balance Sheet or, in the case of accounts receivable arising since the date of the Balance Sheet, has been determined in accordance with GAAP.  All reserves, allowances, and discounts with respect to such accounts receivable were and are adequate and consistent in extent with the reserves, allowances, and discounts previously maintained by Seller in the Ordinary Course and determined in accordance with GAAP consistently applied.  A true, correct and complete list of all accounts receivable and notes receivable of Seller as of the date of this Agreement is included in Section 2.19 of the Disclosure Schedule.  Except as set forth in Section 2.19 of the Disclosure Schedule: (i) no account debtor or note debtor is delinquent for payments in excess of $25,000 or for more than sixty (60) days; and (ii) to the Knowledge of Seller, no account debtor or note debtor is insolvent or bankrupt.

Section 2.20                             Inventory.  Except as set forth in Section 2.20 of the Disclosure Schedule, each item of Inventory and revenue-earning property used in or relating to the Business is: (i) free of any significant defect or other deficiency, and free and clear of all Liens, except for Permitted Liens; (ii) owned by Seller and not held on a consignment basis; (iii) properly stated on the Balance Sheet (to the extent existing on the date thereof) and on the Books and Records of the Business in accordance with GAAP; and (iv) useable or saleable and not obsolete, and there has been, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, and is no anticipated write-down of such Inventory or revenue-earning property.

Section 2.21                             Customers and Suppliers.

(a)                                 Section 2.21(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the top fifteen (15) customers of Seller relating to the Business for the most recently ended fiscal year and for the 12-month period ended April 30, 2017 and the dollar amount of sales to each such customer during such period.  Except as set forth in Section 2.21(a) of the Disclosure Schedule, since December 31, 2015, no such customer has cancelled or otherwise terminated, materially reduced, or indicated that it may have any intent to cancel, not renew, terminate, materially reduce, or adversely modify its purchases from the Business or its relationship with Seller, nor is there any dispute therewith, nor does Seller have Knowledge that any such event could reasonably be expected to occur.  Seller does not provide any customer any preferential terms or discounts other than on a one-off basis, and any current discounts or material deviations from standard pricing is set forth in Section 2.21(b) of the Disclosure Schedule.  None of the Affiliates of Seller provides any customer any preferential terms or discounts, or otherwise bundles (or provides any similar arrangement) products and/or services (on a de facto or de jure basis) for the direct or indirect benefit of Seller.  All Contracts or other arrangements with customers of Seller relating to the Business are on arms’ length terms.

(b)                                 Section 2.21(b) of the Disclosure Schedule sets forth a true, correct, and complete list of the top fifteen (15) suppliers or vendors of Seller for the most recently ended fiscal year and for the 12-month period ended April 30, 2017 and the dollar amount of purchases from each such supplier during such period.  Except as set forth in Section 2.21(b) of the Disclosure Schedule, since December 31, 2015, no such supplier or vendor has cancelled or otherwise terminated, materially reduced, or indicated that it may have any intent to cancel, not renew, terminate, materially reduce, or adversely modify its sales to the Business or its relationship with Seller, nor is there any dispute therewith, nor does Seller have Knowledge that any such event could reasonably be expected to occur.  Seller does not benefit from any preferential terms or discounts from any supplier or vendor directly or indirectly as a result of any de facto or de jure bundling (or similar arrangement) of products or services with any products or services sold to any of its Affiliates, and all Contracts or other arrangements with suppliers and vendors relating to the Business of Seller are on arms’ length terms, in each case other than in respect of the Real Property Leases which will be terminated as of the Closing.

Section 2.22                             Warranty Liabilities.  All of the work and services performed and products delivered by Seller in connection with the Business have conformed in all material respects with all express warranties made by Seller and with all applicable implied warranties, and no Liability for replacement, repair, or reperformance thereof or other damages exist in connection therewith, subject only to the reserve for warranty claims set forth on the Balance Sheet and in any notes thereto as adjusted for operations and transactions through the Closing in the Ordinary Course.  There are no warranties (express or implied) outstanding with respect to any products currently or previously delivered, manufactured, sold, provided, distributed, shipped, or licensed or any services rendered, by Seller in connection with the Business, beyond those set forth in the master service agreements disclosed in Section 2.12(a) of the Disclosure Schedule.  Except as set forth in Section 2.22 of the Disclosure Schedule, no warranty claims have been made against Seller in connection with the Business, and to Seller’s Knowledge, there is no basis therefor.  There are no material design, manufacturing, or other defects, latent or otherwise, with respect to any such products or services.

Section 2.23                             Guaranties and Liabilities.  Except as set forth in Section 2.23 of the Disclosure Schedule, Seller is not a guarantor or otherwise responsible for any Liability (including Indebtedness) of any other Person in connection with the Business.  Seller has not any Liability arising out of any injury to individuals or property as a result of the performance of any work or services or the provision, manufacture, or sale of any goods by Seller in connection with the Business.

Section 2.24                             Related Party Transactions.  Except as described in Section 2.24 of the Disclosure Schedule, Seller has not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, or other contractual relationship with, any other Seller or any Affiliate of Seller in connection with the Business.  Except as described in Section 2.24 of the Disclosure Schedule, neither Seller nor any of its Affiliates: (i) has owned any direct or indirect interest of any kind in, or controls or is a manager, officer, employee, or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor, or debtor of Seller in connection with the Business, (B) engaged in a business related to the business of Seller in connection with the Business, or (C) a participant in any transaction to which Seller has been a party in connection with the Business; or (ii) has been a party to any Contract with Seller or engaged in any transaction or business with Seller, in each case in connection with the Business.  Seller does not have any Contract or understanding with any officer, manager, director, shareholder, employee, or member of Seller, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of this Agreement or any other Transaction Document or the consideration payable thereunder or that contains any terms, provisions, or conditions relating to the entry into or performance of this Agreement or any other Transaction Document by Seller.

Section 2.25                             Brokers Fees.  Except as set forth in Section 2.25 of the Disclosure Schedule, Seller has no Liability to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 2.26                             Absence of Certain Business Practices; FCPA.

(a)                                 Except as set forth in Section 2.26 of the Disclosure Schedule, Seller has not, and no Affiliate or agent of Seller, and no other Person acting on behalf of or associated with Seller, acting alone or together, has, in connection with the Business: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, supplier, or employee or agent of any customer or supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, or employee or agent of any customer or supplier, any official or employee of any Governmental Body (domestic or foreign), or any political party or candidate for office, or other Person who was, is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction), in each case which: (i) may subject Seller to any damage or penalty in any civil, criminal, or governmental Legal Proceeding; (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of Seller; or (iii) if not continued in the future, may adversely affect the assets, Business, or operations of Purchaser.

(b)                                 Seller has not nor, to the Knowledge of Seller, has any of Seller’s respective employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility, taken any action, directly or indirectly, in connection with the Business, that constitutes: (i) a Breach or an alleged Breach by such Persons of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a Breach or alleged Breach by such Persons of any other applicable Laws relating to bribery or corruption (the “Anti-Corruption Laws”); or (iii) a Breach or alleged Breach of applicable Laws relating to the Business.

(c)                                  Seller has conducted its respective business in compliance with the FCPA and the Anti-Corruption Laws.

Section 2.27                             Surety Bonds.

(a)                                 Seller has posted all deposits, letters of credit, trust funds, stand-alone indemnification agreements, bid bonds, performance bonds, bid bonds, completion bonds, reclamation bonds, and surety bonds (along with all such similar undertakings, “Surety Bonds”) required to be posted in connection with its respective operations in connection with the Business, all of which are listed in Section 2.27(a) of the Disclosure Schedule.

(b)                                 Except as disclosed in Section 2.27(b) of the Disclosure Schedule, Seller is in compliance with all Surety Bonds applicable to it, and the operation of the Business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise is in compliance with all applicable reclamation and other applicable Laws.

Section 2.28                             Investor Representations.  Seller is an “accredited investor,” as such term is defined in Regulation D under the Securities Act.  Seller is specifically understood and agreed that the Purchaser is acquiring the Equity Interest for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act.  Seller has been furnished with or has had access to the information it has requested from Purchaser and Ranger Inc. and has had an opportunity to discuss with the management of Purchaser and Ranger Inc. the business and financial affairs of Purchaser and its Subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of so as to enable it to understand and evaluate the risks of such investment and to form an independent investment decision with respect thereto.

Section 2.29                             No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II AS MODIFIED BY THE DISCLOSURE SCHEDULES, NEITHER SELLER, HALL NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE PURCHASED ASSETS, THE BUSINESS, THE LEASED REAL PROPERTY OR THE TRANSACTIONS, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES.  SELLER AND HALL EACH EXPRESSLY DISCLAIM ANY LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION NOT CONTAINED IN THIS AGREEMENT WHETHER SUCH STATEMENT OR INFORMATION IS MADE OR COMMUNICATED, BY OVERSIGHT OR OTHERWISE (ORALLY OR IN WRITING), TO PURCHASER OR ANY OF ITS AFFILIATES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION, STATEMENT OR ADVICE PROVIDED BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, EQUITYHOLDER OR OTHER REPRESENTATIVE OF SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof (and, with respect to Section 3.1, Section 3.2 and Section 3.4 as of the Amendment Date) as follows:

Section 3.1                                    Formation and Related Matters.  Purchaser is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business.  Purchaser is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 3.1 of the Disclosure Schedule.  Other than the equity interests of Ranger Energy Properties, LLC, Ranger Energy Leasing, LLC and Academy Oilfield Rentals, LLC (each of which entities is wholly owned directly by Purchaser), Purchaser does not, nor ever has, owned or held any equity securities or interests in any other entity.  Purchaser has delivered to Seller true, correct, and complete copies of the Governing Documents of Purchaser and each of its subsidiaries, as amended to date and as presently in effect.  At all times during its existence prior to the IPO, Purchaser was owned by Ranger Holdings.

Section 3.2                                    Authorization and Enforceability.  Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which each is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Purchaser of this Agreement and each of the other Transaction Documents to which each is or will be a party have been duly authorized by all necessary action on the part of Purchaser.  This Agreement has been, and the other Transaction Documents to which such entity is a party will be, duly and validly executed and delivered by Purchaser.  This Agreement constitutes, and the other Transaction Documents will constitute when executed, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Remedies Exceptions.

Section 3.3                                    Capitalization.

(a)                                 Of Purchaser.  Ranger Holdings owns 100% of the outstanding equity securities and other interests (and rights to acquire equity securities or other interests) of Purchaser.  None of the foregoing ownership interests have been granted in Breach of any preemptive rights.  Except as set forth in Section 3.3 of the Disclosure Schedule, Purchaser does not have any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, or other Contracts or commitments that could require Purchaser to issue, sell, or otherwise cause to become outstanding any equity securities or other interests, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities or other interests.  There are no outstanding obligations of Purchaser to repurchase, redeem, or otherwise acquire any of its equity securities or other interests.  Except as set forth in Section 3.3 of the Disclosure Schedule, there are no outstanding or authorized share appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser.  Except as set forth in Section 3.3 of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, member agreements, or other Contracts with respect to any of the equity securities or other interests of Purchaser.

(b)                                 Of Ranger, Inc.  Following the consummation of the Reorganization and the IPO, all outstanding shares of Ranger, Inc. Class A Common Stock and Class B Common Stock will have been duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

(i)                                     The shares of Class A Common Stock to be issued in the transactions contemplated hereby, following the consummation of the Reorganization and the IPO, (A) will be duly authorized, (B) when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and (C) will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of Seller set forth in Section 2.28, and the issuance thereof is not subject to any preemptive or other similar right.

(ii)                                  Following the consummation of the Reorganization and the IPO, Ranger, Inc. will have authorized but unissued shares in an amount sufficient to issue all shares required to be issued pursuant to the terms of this Agreement.

Section 3.4                                    Conflicts; Consents of Third Parties.  Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which any Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by Purchaser with the provisions hereof or thereof does not and will not: (a) Breach any provision of the Governing Documents of Purchaser; (b) Breach in any material respect any Law or any Order by which any Purchaser is bound, or give any Governmental Body or any other Person the right to obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; or (c) result in the creation of any Lien other than Permitted Liens upon the properties or assets of Purchaser.  Except as set forth in Section 3.4 of the Disclosure Schedule, no Consent, Order, registration, qualification or decree of, any Governmental Body waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of Purchaser in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof, except as may be required under the Securities Act or state securities laws.

Section 3.5                                    Financial Statements of Ranger Holdings.  Included in the Ranger, Inc. SEC Documents are complete copies of the audited balance sheet of Ranger Holdings as of December 31, 2016 (the “Ranger Balance Sheet,” and such date, the “Ranger Balance Sheet Date”) and the related audited consolidated statements of operations and changes in members’ equity of Ranger Holdings for the time periods indicated therein (the audited statements, including the related notes and schedules thereto, the “Ranger Financial Statements”).  The Ranger Financial Statements have been prepared from its books and records in accordance with GAAP applied on a consistent basis throughout the periods indicated.  The Ranger Financial Statements make full provision for all established, deferred or contingent liabilities to the extent required by GAAP and fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Ranger Holdings as of the dates and for the periods reflected thereon.

Section 3.6                                    Controls.  Subject to any disclosures in the Ranger, Inc. SEC Documents, Ranger Holdings has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as required by Rule 13a-15 under the Exchange Act.  Ranger Holdings’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Ranger Holdings in the reports that Ranger Holdings  or Ranger, Inc. files or will file under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions.  Subject to any disclosures in the Ranger, Inc. SEC Documents, to the knowledge of Purchaser, since December 31, 2016, there have not been any material weaknesses in Ranger Holdings’ internal control over financial reporting or changes in Ranger Holdings’ internal control over financial reporting which are reasonably likely to materially adversely affect Purchaser’s internal control over financial reporting.

Section 3.7                                    SEC Reports.  In the event that the Closing occurs concurrent with or following consummation of the Reorganization and the IPO, then Purchaser makes the following representations at Closing:

(a)                                 Ranger, Inc. has filed, on a timely basis, all registration statements, prospectuses, schedules, forms, reports and documents (collectively, the “Ranger, Inc. SEC Documents”) with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.  None of the Ranger, Inc. SEC Documents at the time filed (or in the case of registration statements, solely on the dates of effectiveness) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

(b)                                 The consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows (including the related notes and schedules thereto) of Ranger, Inc. included in the Ranger, Inc. SEC Documents complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto.  Such materials were prepared in accordance with GAAP applied on a consistent basis during the periods involved and include in the case of unaudited interim financial statements all necessary adjustments, are in accordance with the books and records of Ranger, Inc., which books and records are complete and accurate in all material respects, and present fairly the consolidated financial position of Ranger, Inc. as of their respective dates.  The consolidated income and cash flows for the periods presented in the Ranger, Inc. SEC Documents are in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Securities Act or the Exchange Act, as applicable.  Since the Ranger Balance Sheet Date, neither Ranger, Inc. nor any of its subsidiaries has incurred any liabilities or obligations, (including any off-balance sheet obligations) whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of Ranger, Inc. as at the Ranger Balance Sheet Date, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after the Ranger Balance Sheet Date in the ordinary course of business and consistent with past practice, or (iv) as described in the Ranger, Inc. SEC Documents, including but not limited to acquisitions described therein.

(c)                                  There is and has been no failure on the part of Purchaser to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 or the rules and regulations promulgated in connection therewith, in each case that are effective and applicable to Purchaser at the Closing.

Section 3.8                                    Litigation.  There are no Legal Proceeding pending against or, to the knowledge of Purchaser, threatened against, Purchaser, except for such Legal Proceeding as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser or any of its Affiliates is a party.

Section 3.9                                    Investment Company Status.  The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10                             Brokers Fees.  Purchaser does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.11                             Inspections; No Other Representations.  Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Purchaser acknowledges and agrees that, except as provided herein, the Purchased Assets are sold “as is” and Purchaser agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Purchaser or its representatives with respect to the Business.

ARTICLE IV
COVENANTS

Section 4.1                                    Efforts; Notices; Consents; Disclosure Schedule Updates.

(a)                                 Each of the Parties shall use its commercially reasonable efforts to take all action required of it and to do all things necessary, proper, or advisable on its part in order to cause the satisfaction, but not waiver, of the conditions of such Party set forth in Article V.

(b)                                 Seller shall use its commercially reasonable efforts to give any notices and obtain any Consents which are required to be given, made, or obtained by it in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including Seller’s seeking all Consents set forth in Section 2.4 of the Disclosure Schedule; and Purchaser shall reasonably cooperate with the foregoing.  Without limiting the generality of the foregoing, Seller shall use its commercially reasonable best efforts to obtain the Consents set forth in Section 4.1(b) of the Disclosure Schedule, which such consents may be conditioned on the Closing.  No Contract or Permit shall be amended (and no right relating thereto shall be waived) in connection therewith.  Seller shall not be obligated to any pay any amount to obtain such Consents (including in connection with those set forth on Section 4.1(b) of the Disclosure Schedule).  Notwithstanding the foregoing, Seller shall not be obligated to seek any Consents until Purchaser has confirmed to Seller its expectation to consummate the IPO prior to the IPO Cutoff Date or has exercised the Cash Purchase Option.

(c)                                  Seller shall terminate or cause to be terminated prior to Closing each of the existing Real Property Leases listed on Section 4.1(c) of the Disclosure Schedule and obtain a new lease for each Leased Real Property covered thereby, in substantially the form attached hereto as Exhibit I (each, a “New Lease”), to be effective at Closing, between each landlord and Purchaser or its designee with respect to such Leased Real Property.  Notwithstanding the foregoing, in the event any phase I environmental review of any Leased Real Property identifies any material potential Environmental Liabilities, Purchaser may, in its sole discretion, exclude such Leased Real Property from the transactions contemplated hereby and elect not to enter into a New Lease with respect thereto (each such excluded Leased Real Property, an “Excluded Real Property”).

(d)                                 Seller shall terminate or cause to be terminated prior to Closing all Contracts, transactions, relationships, or other arrangements required to be referenced in Section 2.24 of the Disclosure Schedule.

(e)                                  From the date of this Agreement until the Closing, Seller shall notify Purchaser in writing within three (3) Business Days (but in any event, prior to Closing) after receiving notice or becoming aware of:

(i)                                     any fact, circumstance, event, action, or omission, the existence, occurrence, or taking of which, or failure to take, (A) has had, or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or is reasonably likely to result in, the failure of any of the conditions set forth in Section 5.1 to be satisfied, (C) has led, or could reasonably be excepted to lead to a Breach of any Material Contract or Permit, or (D) constitutes a material Loss or casualty;

(ii)                                  any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii)                               any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and

(iv)                              any Legal Proceedings commenced or, to the Knowledge of Seller, threatened against, relating to, or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.15 or that relates to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(f)                                   From time to time prior to the Closing, Seller may supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects or that such items are material.  It is specifically agreed that such schedules may be amended to add immaterial, as well as material, items thereto.

(g)                                  Purchaser’s receipt of information pursuant to Section 4.1(e), Section 4.1(f) or otherwise shall not (i) affect the conditions set forth in Section 5.1 or any other conditions to the obligations of the Parties, or (ii) be deemed to cure any breach or limit or otherwise affect the remedies available hereunder to Purchaser, including those set forth in Article VI; except, only, that events or occurrences first occurring after the date hereof shall be deemed cured for purposes of remedies otherwise available hereunder (but not for purposes of the conditions set forth in Section 5.1) unless, in the aggregate such events or occurrences result in a failure of any condition set forth in Section 5.1 which failure is not waived.

(h)                                 At Purchaser’s request, Seller shall send letters and otherwise provide correspondence, in form, substance and timing reasonably approved by Purchaser, to employees, customers, suppliers, and others having business relations with it, notifying such Persons of the transactions contemplated hereby, with the purpose of facilitating an orderly transition of the Business to Purchaser.

Section 4.2                                    Pre-Closing Contribution and Transfer.  Prior to the Effective Time, Seller and Hall shall cause Hall and each Affiliate of Hall (including 450 Services, LLC, a Texas limited liability company; Energy Service Company of Bowie, Inc., a Texas corporation; Hallavai, LLC, a Texas limited liability company; and THI) which holds (i) any assets, properties, and rights reflected on the Balance Sheet (other than any assets constituting Excluded Assets, including any Water Well Assets), or (ii) any assets, properties or rights material to the operation of the Business as presently conducted or as previously conducted within the past thirty-six (36) months (including any idle equipment, but excluding any obsolete or replaced equipment and any assets constituting Excluded Assets (including any Water Well Assets)) to transfer title to such assets, properties or rights to Seller at the sole cost and expense of Seller.

Section 4.3                                    Access to Information; Financial Statements.

(a)                                 From the date of this Agreement until the Closing, Seller shall: (i) afford Purchaser and its employees, agents, accountants, underwriters, lenders and legal and financial advisors (collectively, “Purchaser’s Agents”) with reasonable access, during normal business hours; provided, that the foregoing access shall be arranged reasonably in advance, to the offices, plants, warehouses, properties, and Books and Records; and (ii) furnish to Purchaser’s Agents such additional financial and operating data and other information regarding the operations of Seller as Purchaser and Purchaser’s Agents may from time to time reasonably request.  Seller shall reasonably facilitate Purchaser’s contact and communication with the employees and personnel of Seller, and professionals, representatives, customers, suppliers, vendors, lenders, and distributors of and to the Business, all as requested upon reasonable notice by Purchaser to Seller and during normal business hours after the date of this Agreement, in each case, without undue interference with the day-to-day operation of Seller’s business.  Seller shall direct such Persons to cooperate with Purchaser in connection with the foregoing.  The terms of this Section 4.3 shall not require the disclosure of information to the extent such disclosure, upon the written advice of outside counsel, would cause a waiver of attorney-client privilege.  Notwithstanding the foregoing, from the Amendment Date, Purchaser and its agents shall not have access, without the prior written consent of Seller (which may be withheld in Seller’s sole discretion), (A) to any Leased Real Property for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media (except as otherwise expressly provided in Section 4.20), (B) to any information to the extent relating to the Water Well Business.  From the date of this Agreement through the Closing, Seller shall use good faith efforts to operate the Business in such a manner as to achieve an orderly transition consistent with the mutual business interests of Seller and Purchaser.

(b)                                 From and after the date of this Agreement, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates and their and their respective officers, directors, managers, employees, agents and representatives to, cooperate with the Purchaser, its Affiliates and their respective agents and representatives in connection with compliance with Purchaser’s and its Affiliates’ Tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Body, (ii) any filings that may be required by the Securities and Exchange Commission (the “Commission”), under securities Laws applicable to the Purchaser and its Affiliates, including the filing by the Purchaser or its Affiliates with the Commission of one or more registration statements to register any securities of Ranger, Inc., Ranger Holdings, Purchaser or any of their Affiliates, under the

Securities Act or of any report required to be filed by Ranger, Inc., Ranger Holdings, Purchaser or any of their Affiliates under the Exchange Act (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (ii), the “Filings”), (iii) executing and delivering or causing to be executed and delivered any reasonable and customary external audit firm representation letters as may be reasonably requested by Purchaser or its Affiliates or their respective agents and representatives, (iv) obtaining the consent of the independent auditor(s) that conducted any audit of the Financial Statements or the audited consolidated financial statements of Seller as of and for the year ended April 30, 2017 (the “2017 Year End Financial Statements”) to be named as an expert in any Filing or offering memorandum for any equity or debt financing of Ranger, Inc., Ranger Holdings, Purchaser or any of their Affiliates; and (v) using reasonable efforts to cause the independent auditor(s) that conducted any audit of the Financial Statements or the 2017 Year End Financial Statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Ranger, Inc., Ranger Holdings, Purchaser or any of their Affiliates with the cost of such comfort letters to be paid by Ranger, Inc., Ranger Holdings, Purchaser or any of their Affiliates.  Further, from and after the date of this Agreement, Sellers shall, and shall use its reasonable efforts to cause their Affiliates to, make available to the Purchaser and its Affiliates and their agents and representatives any and all Books and Records or the Purchased Assets in Seller or its Affiliates’ possession or control reasonably required by the Purchaser, its Affiliates and their agents and representatives, in order for the Purchaser or its Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, any financial statements relating to Seller or the Purchased Assets meeting the requirements of Regulation S-X under the Securities Act.

(c)                                  Without limiting the generality of Section 4.3(b), from and after the date of this Agreement, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates to, cooperate with the independent auditors chosen by the Purchaser (“Purchaser’s Auditor”) in connection with any audit or review by Purchaser’s Auditor of any Financial Statements of Seller or related to the Purchased Assets that the Purchaser or any of its Affiliates require to comply with the requirements of the Securities Laws. Such cooperation will include (i)  access to Seller and Seller’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements and (ii) delivery of one or more customary representation letters from Seller that are reasonably requested by the Purchaser or Purchaser’s Auditor to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 4.3(c).  Purchaser will reimburse Seller, within ten (10) Business Days after demand in writing therefor, for any out-of-pocket costs incurred by Seller or their Affiliates in complying with the provisions of this Section 4.3(c).

(d)                                 Without limiting Section 4.3(b) and Section 4.3(c), Seller shall provide Purchaser with the 2017 Year End Financial Statements as soon as reasonably practicable after the Closing Date (and in any event no later than June 7, 2017), which 2017 Year End Financial Statements shall be prepared on the same basis as the Financial Statements.

Section 4.4                                    Operation of Business.  Except as contemplated by this Agreement (including Section 4.2), during the period from the date of this Agreement to the Closing, Seller shall conduct its operations (including working capital, but specifically excluding cash management) in the Ordinary Course and in material compliance with all applicable Laws, confer with Purchaser as reasonably requested by Purchaser, and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with Governmental Bodies, customers, suppliers, and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired.  Without limiting the generality of the foregoing, prior to the Closing, Seller shall not, without the prior written consent of Purchaser (which shall not be unreasonably conditioned, withheld, or delayed), take any action that, had it been taken between the Balance Sheet Date and the date of this Agreement, would have been required to be included in Section 2.7 or Section 2.12 of the Disclosure Schedule, or any action that would reasonably be expected to result in any of the conditions set forth in Article V not being satisfied.  Additionally, without the prior written consent of Purchaser (which shall not be unreasonably conditioned, withheld or delayed), Seller shall not, prior to Closing, agree to any material price reduction with any customer.

Section 4.5                                    Further Assurances; Litigation Support; Books and Records.

(a)                                 If any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, or to consummate the transactions contemplated hereby and thereby, each of the Parties will take such further commercially reasonable action (including the execution and delivery of such further instruments and documents) as Purchaser or Seller reasonably may request; provided, however, that neither Seller, Purchaser or Hall shall be required to incur any out-of-pocket expense in connection therewith.

(b)                                 Prior to the Closing, upon reasonable advance notice, Seller will permit Purchaser and Purchaser’s representatives and agents to discuss, and will, if requested by Purchaser, assist Purchaser and Purchaser’s representatives and agents (including by making introductions) in any discussions of, the affairs, finances, and accounts of the Business with key customers, key distributors, and key suppliers of or to the Business.

(c)                                  Within ten (10) Business Days following the Closing, Seller shall deliver, or caused to be delivered, to Purchaser, in electronic format (including a DVD, .zip file, or USB “thumb drive”), all documents posted as of the Effective Time to the electronic data site hosted by Duff & Phelps and established by Seller for the purpose of providing due diligence materials and information to Purchaser and its agents, employees, and advisors;

(d)                                 From and after the Closing, in the event and for so long as Purchaser actively is involved in, contesting, or defending against any third party Legal Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving Seller or the Business relating to events or occurrences prior to or at Closing, Seller shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest, or defense, and provide such testimony and access to their Books and Records as shall be reasonably necessary in connection with such contest or defense; provided however, that the foregoing obligation shall be inapplicable to (i) any instance in which  Purchaser or its Affiliates, on the one hand, and Seller, Hall or their respective Affiliates, on the other hand, are in an adversarial relationship in litigation, arbitration or other dispute, in which case such cooperation shall be obtained only by applicable orders of discovery (and the covenants contained in this Section 4.5(d) shall not be considered a waiver by any party of any right to assert the attorney-client privilege), and (ii) in any instance in which any of Section 6.3(a)(iii)(A) or Section 6.3(a)(iii)(C) applies.

(e)                                  As soon as is reasonably practicable after the Closing, Seller will use commercially reasonable efforts to deliver or cause to be delivered to Purchaser at Closing all properties, Books and Records, Contracts, information and documents in its or its Affiliates’ possession that are part of the Purchased Assets and any remaining properties, Books and Records, Contracts, information and documents that are part of the Purchased Assets that are not already in the possession or control of Purchaser.

(f)                                   Seller and Purchaser agree that each of them will preserve and keep the Books and Records held by it relating to the Business (including accountant’s work papers) for the longer of: (i) a period of five (5) years from the Closing Date; provided that Purchaser shall only be required to retain such Books and Records in accordance with its corporate records retention policies; and (ii) any longer retention period required by applicable Law.  From and after the Closing, Seller and its accountants, lawyers and representatives shall be entitled upon reasonable notice and during normal business hours to have reasonable access, during normal business hours, to and to make copies of relevant Books and Records of the Business with respect to periods or occurrences prior to Closing for any reasonable purpose relating to the ownership of the Business prior to the Closing, including the preparation of Tax Returns.

Section 4.6                                    Names and Logos.  From and after the Closing, Seller shall, and shall cause its Affiliates, not to use any names or logos incorporating or similar to “EsCo”, “Energy Services” or “Energy Services Company of Bowie” or any derivatives thereof or any other logo or trade name ever used in the Business or included in the Purchased Assets.  As soon as practicable, but in any event within thirty (30) days after Closing, Seller shall, and shall cause its Affiliates to, change its and their names to names not including the phrase “EsCo”, “Energy Services” or “Energy Services Company of Bowie” or which is otherwise similar to its current name, and must withdraw or change its name in all jurisdictions in which it is qualified to do business as a foreign entity.

Section 4.7                                    Mail; Payments; Receivables.  From and after the Closing, Seller shall promptly (but in any even no later than ten (10) Business Days after the receipt of such inquiry or correspondence) refer to Purchaser all customer, supplier, employee, or other inquiries or correspondence relating to the Purchased Assets and the conduct of the Business after the Closing.  From and after the Closing, if Seller or its Affiliates receives or collects any funds relating to any accounts receivable, the Business, or any other Purchased Assets, Seller and its Affiliates shall remit such funds to Purchaser within five (5) Business Days after its receipt thereof.  Effective upon the Closing, Seller hereby appoints Purchaser as its true and lawful attorney-in-fact to: (i) receive and open all mail, packages, and other communications addressed to Seller related to the Business; and (ii) demand and receive all accounts receivable and endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder.  Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.  From and after the Closing, Purchaser shall promptly (but in any even no later than ten (10) Business Days after the receipt of such inquiry or correspondence) refer to Seller all customer, supplier, employee, or other inquiries or correspondence relating to the Excluded Assets and the Excluded Liabilities.  From and after the Closing, if Purchaser or its Affiliates receives or collects any funds relating to any Excluded Assets, Purchaser and its Affiliates shall remit such funds to Seller within five (5) Business Days after its receipt thereof.

Section 4.8                                    Public Announcements; Confidentiality.

(a)                                 Unless otherwise required by applicable Law or by the rules of the Stock Exchange, each Party and Hall shall not, and each Party and Hall shall cause its Affiliates, agents, representatives, and professionals not to, make any disclosure or public announcements or otherwise communicate with any news media without the prior written consent of Seller and Purchaser in respect of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby (including price and terms); provided, however, that this restriction shall not apply to any disclosures that Purchaser or its Affiliates or their agents or representatives reasonably determine are required to be included in the Filings or in any offering memorandum or similar document for any equity or debt financing of Purchaser or any of its Affiliates.  If such disclosure is required by applicable Law, such Party or Hall (as applicable) shall promptly notify Seller and Purchaser in writing and shall disclose only that portion of such information which such Party or Hall is legally required to be disclosed; provided, however, that such Party or Hall shall promptly notify Seller and Purchaser in writing so that Seller or Purchaser shall be able to seek to obtain, an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.  The Confidentiality Agreement, to which an Affiliate of Purchaser and Seller are parties, dated February 15, 2017 (the “Confidentiality Agreement”), shall terminate as of Closing.

(b)                                 From and after the Closing, each of Seller and Hall shall, and shall cause their respective Affiliates, agents, representatives, and professionals to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning the Business, except to the extent that Seller or Hall can show that such information: (i) is generally available to and known by the public through no fault of Seller or any of their respective Affiliates or representatives; or (ii) was lawfully acquired by Seller and Hall or any of their respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser or Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller or any of its respective Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or Hall shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller or Hall is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain, and immediately notify Purchaser in writing so that Purchaser shall be able to seek to obtain, an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.9                                    Tax Covenants.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible stamp, documentary, registration, business, occupation or similar Taxes imposed on, or resulting from, the transfer of any Purchased Assets pursuant to this Agreement (excluding any franchise taxes imposed on Seller) and all related penalties and interests (collectively “Transfer Taxes”) shall be paid one half by Seller and one half by Purchaser.  To the extent any Transfer Taxes are imposed on, or incurred by, either Party in excess of such amount as set forth herein, the other Party shall promptly reimburse such first Party for one half of such Transfer Taxes. Seller and Purchaser shall reasonably cooperate to prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and all costs of such preparation and filing shall be shared equally by Seller and Purchaser.

(b)                                 Seller shall timely file Tax Returns in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement and the other Transaction Documents in the form and manner required by such taxing authorities.  In Texas and New Mexico, Seller shall timely apply for any available tax clearance certificate (a “Tax Clearance Certificate”).  Seller shall use reasonable efforts to obtain any such Tax Clearance Certificates prior to the Closing.  If any taxing authority asserts that any such Tax is due, Seller shall either promptly dispute the asserted Taxes in any available administrative or judicial proceeding or promptly pay any and all such amounts and shall provide evidence to Purchaser that such Liabilities have been paid in full or otherwise satisfied.

(c)                                  All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to any Purchased Assets for a taxable period which includes (but does not end on) the Closing Date, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between Seller, on one hand, and Purchaser, on the other hand, based on the number of days of such taxable period through the Closing Date (the “Pre-Closing Property Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Property Tax Period”).  Seller shall be liable under this Section 4.9(c) for the proportionate amount of such Taxes that is attributable to the Pre-Closing Property Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Property Tax Period.  Within ninety (90) days after the Closing Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.9(c) together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.  Thereafter, upon receipt of any bill for such Taxes, Purchaser or Seller, as applicable, shall notify the other Party of the receipt of such bill and shall present a statement to the other Party setting forth the amount of reimbursement to which it shall be entitled under this Section 4.9(c) upon payment of such bill, together with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Payment of any such reimbursement amount shall be made by the Party owing it to the Party to which it is owed within ten (10) days after delivery of such statement.  In the event that Seller or Purchaser shall make any payment for which it is entitled to reimbursement under this Section 4.9(c), the other Party shall make such reimbursement promptly, but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d)                                 Purchaser, and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any Action relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

Section 4.10                             Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, Seller and Hall shall not, and shall cause their Affiliates and its and their respective officers, directors, employees, agents, consultants, members, shareholders, representatives and advisors to not, directly or indirectly:

(a)                                 initiate, solicit, facilitate or encourage any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction;

(b)                                 participate in any discussions, communications (except for unconditional rejection), conversations or negotiations or enter into any agreement with (whether of a binding or nonbinding nature), or provide any information to, any Person (other than Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or

(c)                                  respond to or entertain any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction.

Each of Seller and Hall further agrees that it shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly notify Purchaser in writing of any proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such proposal or offer, and the material terms thereof (including a copy of any written inquiry, proposal, offer, term sheet, letter of intent, indication of interest or similar document or agreement) received by Seller or Hall or any representative thereof from the date of this Agreement through the Closing and shall promptly provide any information reasonably requested by Purchaser related thereto.

Section 4.11                             Non-Competition; Non-Solicitation.

(a)                                 Hall acknowledges that as a result of his affiliation with and involvement in the operation of Seller, he is familiar with the trade secrets and other confidential information of Seller and has significantly and uniquely contributed to the development and maintenance of the goodwill of Seller throughout the States of New Mexico, Oklahoma and Texas (the “Territory”).  Hall further acknowledges and agrees that the Business currently operates and is reasonably expected to operate within the Territory.  Accordingly, Hall agrees to the covenants set forth in this Section 4.11 and acknowledges that Purchaser would not have entered into this Agreement but for Hall’s agreement to the restrictions set forth in this Section 4.11.

(b)                                 For a period of four (4) years from and after the Closing Date (the “Restricted Period”), Hall shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security or interest of, permit his name to be used by, act as a director, manager, partner, consultant, or advisor to, render services for or to (alone or in association with any Person, including any family member of Hall), or otherwise participate or assist any Person other than Purchaser in any manner in any business that is engaged in the Business anywhere in the Territory (including any business selling the same or similar products or services); provided, however, that nothing in this Agreement shall (i) prohibit Hall from holding the Equity Interest or a passive beneficial ownership interest of less than five percent (5%) of the outstanding publicly traded equity securities of any entity or (ii) prevent Hall from continuing to operate the Water Well Business as currently conducted (or as it may be conducted in the future, provided that any such future conduct does not involve the Business).

(c)                                  During the Restricted Period, Hall shall not, directly or indirectly, and shall cause his Affiliates not to, anywhere in the Territory: (i) hire, engage, or solicit (or attempt any of the foregoing) for employment (or engagement as a consultant) any person who (A) was employed (or engaged as a consultant) by Seller during the twelve (12) months prior to Closing, or (B) is or was employed (or engaged as a consultant) by Purchaser or by its Affiliates (in connection with the Business), or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement; provided that the foregoing restriction shall not apply to (x) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such employees or (y) employees who leave the employment of Purchaser or its Affiliates, whether voluntarily or involuntarily, provided that such cessation of employment was not the result of any encouragement by Hall or any solicitation otherwise prohibited hereby; (ii) encourage or induce or attempt to encourage or induce any Person who is or was within one (1) year prior to Closing a customer, supplier, vendor, licensee, licensor, franchisee, or other relation of any of Seller, Purchaser, or any of Purchaser’s Affiliates engaged in the Business (collectively, the “Company Parties”) to cease doing business or modify the way it does business with Purchaser or its Affiliates, or in any way interfere with or otherwise affect the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation of or any of Purchaser’s Affiliates engaged in the Business; or (iii) solicit any Company Party for a business competitive with the Business in the Territory (including any business selling the same products or services or products and services functionally equivalent to those sold by Seller).

(d)                                 Hall acknowledges that the covenants contained herein are in addition to those set forth in any other agreement Hall may enter into with Purchaser and/or its Affiliates and nothing herein is intended to or shall limit the covenants contained therein or vice versa.  Hall acknowledges that the covenants contained herein are necessary to protect and preserve the trade secrets and other confidential information and goodwill acquired by Purchaser in connection with the acquisition contemplated by this Agreement and other Transaction Documents.

(e)                                  The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors, and assigns would suffer irreparable harm from a Breach of Section 4.8 or this Section 4.11 and that money damages would not be an adequate remedy for any such Breach.  Therefore, in the event a Breach or threatened Breach of Section 4.8 or this Section 4.11, Purchaser and its successors and assigns, in addition to other rights and remedies available at Law or in equity, shall be entitled to specific performance, injunctive, and other equitable relief in order to enforce or prevent any Breach of the provisions of this Agreement.  The restrictive covenants set forth in Section 4.8 or this Section 4.11 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Party against Purchaser, whether predicated upon this Agreement or any other Transaction Document or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in Section 4.8 or this Section 4.11.  Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in Section 4.8 or this Section 4.11, and such restrictive covenants therefore are not executory or otherwise subject to rejection under Chapter 11 of Title 11 of the United States Code.

(f)                                   If the final judgment of a court of competent jurisdiction declares any term or provision of Section 4.8 or this Section 4.11 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law.  In addition, in the event of an alleged Breach by any Party of Section 4.8 or this Section 4.11, the Restricted Period shall be tolled with respect to such Party until such Breach has been duly cured.

Section 4.12                             Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (collectively, “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

Section 4.13                             Employees and Employee Benefits.

(a)                                 On the Closing Date, Purchaser shall offer employment to all Business Employees contingent upon their passing any pre-condition to being employed by Purchaser (including any drug or alcohol screening or other reasonable testing not inconsistent with the testing Purchaser requires of its existing employees) (such employees accepting such offer, the “Transferred Employees”).  For a period of one (1) year following the Closing Date, Purchaser shall provide, subject to certain exceptions for related party employment arrangements, each Transferred Employee that remains employed by Purchaser with base salary or base wages (as applicable) and employee benefits (excluding defined benefit pension benefits, change or control benefits, retention bonuses and equity incentive awards) that are substantially similar, in the aggregate, to the salaries, wages and benefits being provides by Seller immediately prior to the Closing.  Seller shall use commercially reasonable efforts to cooperate with Purchaser’s efforts to cause all terminated Business Employees that Purchaser desires to hire to accept such employment.  Seller shall bear any and all obligations of and Liabilities under WARN or applicable state law resulting from employment losses relating to terminations of Business Employees that result from a failure of any pre-condition to being employed by Purchaser.  Except as otherwise expressly set forth in this Section 4.13(a), Seller shall bear all other termination costs incurred by Seller in connection with Seller’s termination of employees within the week following the Closing, excluding termination costs related to Business Employees who are not offered employment with Purchaser or who are not offered employment in compliance with the second sentence of this Section 4.13(a) (the “Specified Termination Costs”).  Purchaser acknowledges and agrees that it will bear the Specified Termination Costs.

(b)                                 Prior to Closing, Purchaser shall use commercially reasonable efforts to enter into retention bonus agreements with certain Seller employees specified by Purchaser providing for (i) the payment to such specified employees of retention bonuses in an aggregate amount of $500,000, (ii) such payments being made on or prior to the one (1) year anniversary of Closing (the “Retention Payments”) and (iii) each such employee agreeing to be bound by restrictive covenants (including noncompetition and nonsolicitation covenants), in each case on terms and conditions acceptable to Purchaser and such employee; all such amounts to be borne and paid by Purchaser pursuant to Section 1.1(c)(iv).  Such agreements may also provide for additional amounts to be payable contemporaneously or immediately following the Closing, which amounts will be borne by Seller (and not assumed by Purchaser) pursuant to Section 1.5(b)(i)(F).

(c)                                  Except for accrued payroll and accrued vacation wages included in the Final Closing Net Working Capital, Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, sick time, or other paid time off, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with Seller at any time prior to the Closing, and Seller shall pay all such amounts to all entitled persons prior to the Closing.

(d)                                 Except as expressly set provided in Section 4.13(h) below with respect to the Employee Benefit Plans described in Section 4.13(h) below and any benefits provided thereunder, Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring prior to the Closing.  Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring prior to the Closing.  Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.  Except as expressly set provided in Section 4.13(h) below with respect to the Employee Benefit Plans described therein, Purchaser shall not assume any Liability under any of the Employee Benefit Plans.

(e)                                  In accordance with Treasury Regulation 54.4980B-9, Purchaser and its Affiliates agree to assume responsibility for and perform all obligations under Section 4980B of the Code (“COBRA”) with respect to all employees of the Business and their covered dependents and M&A Qualified Beneficiaries (as such term is defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and arising under Part 6 of Title I of ERISA and Section 4980B of the Code.

(f)                                   Nothing contained herein shall (i) be construed to restrict in any way the ability of Purchaser to (A) amend, terminate or modify the duties, responsibilities or employment of any employee or independent contractor, including any Transferred Employee, or (B) to amend, terminated or modify any employee benefit plan or program maintained by Purchaser, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Purchaser, or (iii) be construed to create any third-party beneficiary rights in any Business Employee, Transferred Employee, service provider, independent contractor, consultant or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(g)                                  With respect to employment Tax matters (i) Purchaser shall not assume Seller’s obligation to prepare, file and furnish IRS Form W-2s with respect to the Transferred Employees for the year including the Closing Date; (ii) Seller and Purchaser shall utilize the “standard procedure” with respect to each Transferred Employee pursuant to the procedure prescribed by Section 4 of Revenue Procedure 2004-53; and (iii) Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.

(h)                                 Effective as of the Closing, Purchaser (or an Affiliate) will assume the sponsorship of the Employee Benefit Plans listed on Section 1.1(a)(xvii) of the Disclosure Schedule, for which Purchaser will assume the entire Liability relating to the Business Employees who are eligible for benefits under such Plans, whether those benefits are attributable to service with the Seller or with the Purchaser (it being acknowledged and agreed that such assumption shall not preclude the availability of any otherwise-applicable indemnity for breaches or any representations or warranties in respect of such Employee Benefit Plans).

Section 4.14                             Dissolution.  Seller shall not become insolvent or dissolve for eighteen (18) months after the Closing or thereafter if any claim is pending relating to this Agreement.

Section 4.15                             Employee Restrictive Covenant Agreements.  Notwithstanding anything to the contrary set forth in this Agreement, to the extent (and only to the extent) of benefit and not of burden to Purchaser, and to the extent assignable, all non-competition, non-solicitation and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding Seller arising by operation of Law or contract (including pursuant to any Governing Document) with respect to the relationship between Seller and any of its current or former members, shareholders, employees or independent contractors, in each case relating to the Business, are hereby assigned, effective as of the Closing, by Seller to Purchaser, in accordance with, and to the extent specified in, Article I, and shall be enforced in accordance with their respective terms (including governing law).  To the extent that any such non-competition, non-solicitation or restrictive covenant agreements and arrangements and any such invention assignments and work made for hire provisions are not assignable, Seller shall: (a) use commercially reasonable efforts at the Purchaser’s expense to enforce such agreements or provisions on behalf of Purchaser or otherwise assign to Purchaser its “chose in action” related to such agreements or provisions; (b) not enforce any of same without the prior written consent of Purchaser; and (c) waive the application of such agreements or provisions as they may apply to any Transferred Employee’s employment with or engagement by Purchaser or any of its Affiliates.

Section 4.16                             Release of Liens.  At or prior to Closing, Seller shall use commercially reasonable efforts to cause the release of all Liens (except Permitted Liens) on all Purchased Assets.

Section 4.17                             Insurance.  Seller shall use commercially reasonable efforts to obtain, at Purchaser’s sole cost and expense, tail or extended reporting period coverage for two (2) years following the Closing for each “claims-made” insurance policy maintained by Seller (if any) with respect to the Business or covering any Purchased Asset or Assumed Liability.  Purchaser acknowledges that from and after the Effective Time, the Purchased Assets shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs.  Notwithstanding the foregoing, effective upon the Closing, Seller hereby appoints Purchaser as its true and lawful attorney-in-fact, in the name of Seller, but on behalf of Purchaser, to pursue and enforce any and all rights of Seller under the “occurrence based” insurance policies maintained by Seller to the extent that any benefits and proceeds thereunder are included in the Purchased Assets pursuant to Section 1.1(a)(xiii).  Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.  Notwithstanding anything to the contrary set forth in this Agreement, all calculations of Net Working Capital shall be net of cash received from insurers after the date of this Agreement with respect to assets.

Section 4.18                             No Additional Acquisitions of Class A Common Stock.  Neither of Seller or Hall, or any of their Affiliates, will acquire, directly or indirectly, by purchase or otherwise, any shares of Class A Common Stock either as part of the IPO or within 180 days from the Trading Date.

Section 4.19                             Cash Purchase Option.  If the Reorganization and the IPO are not consummated by September 29, 2017 (the “IPO Cutoff Date”), or if prior to the IPO Cutoff Date, Purchaser elects to abandon attempts to consummate the IPO prior to the IPO Cutoff Date, Purchaser may, by written notice to Seller delivered no later than 5 pm Central Time on the date that is two (2) Business Days after the IPO Cutoff Date or Purchaser’s election to abandon attempts to consummate the IPO prior to the IPO Cutoff Date (as applicable), inform Seller of its intent to consummate the transactions contemplated hereby using the consideration specified in Section 1.3(a)(i)(B) (the “Cash Purchase Option”).

Section 4.20                             Certain Pre-Closing Environmental Matters.  With regard to the leased facility located at 871 Feed Store Road in Bowie, Texas (the “Bowie Facility”), Seller shall implement the proposal attached hereto as Exhibit H, to (i) remove all detrital material and dispose of it properly at Seller’s expense, (ii) remove all soil stained areas through surface soil excavation, and (iii) conduct a reasonable and sufficient amount of confirmation sampling of the excavated soil areas to determine if any residual petroleum is present above applicable risk levels for commercial properties.  The Seller is not required to obtain a no further action letter by a Governmental Body with regard to the cleanup.  If the results of the confirmation sampling indicate that further cleanup is required, Seller shall conduct the additional cleanup at its own expense to the Minimum Standards contained in Section 6.6(b).  Seller shall provide reasonable notice to Purchaser prior to commencing such work and shall allow Enercon Services, Inc. or another reputable environmental consultant chosen by Purchaser to observe, and provide reasonable input with respect to, such work.

ARTICLE V

CLOSING CONDITIONS

Section 5.1                                    Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents is subject to the fulfillment prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser (provided that no such waiver shall be deemed to have cured any Breach of any representation, warranty, or covenant made in this Agreement):

(a)                                 The representations and warranties of Seller contained in this Agreement, considered in the aggregate, shall be true, correct, and complete in all material respects (other than (i) those representations and warranties that are Fundamental Reps or are qualified by Material Adverse Effect or similar qualification, which shall each be true, correct, and complete in all respects and (ii) those representations and warranties set forth in Section 2.8 (Taxes), Section 2.13 (Employee Benefits), Section 2.15 (Litigation), Section 2.16 (Compliance with Laws; Permits) and Section 2.17 (Environmental Matters), which (A) shall each be true, correct and complete in all respects as would not, individually or in the aggregate be reasonably likely to result in any unindemnified post-Closing Liability to Purchaser of at least $450,000, and (B) in the case of Section 2.15 (Litigation), would not result in a claim which would be subject to any of clauses (A), (B), (D) or (E) of Section 6.3(a)(iii); in all cases, both as of the date of this Agreement and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct, and complete as of such date).

(b)                                 Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing, provided that the obligations and covenants required by Section 4.8 and Section 4.11 shall be complied with in all respects.

(c)                                  There shall not have occurred a Seller Material Adverse Effect.

(d)                                 No temporary restraining Order, preliminary or permanent injunction, cease and desist Order, or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.

(e)                                  Purchaser or its Affiliates shall have obtained all Permits set forth in Section 5.1(e) of the Disclosure Schedule (the “Closing Permits”) from applicable Governmental Bodies to the extent any such Permit of Seller is not transferable or assignable to Purchaser pursuant to this Agreement.

(f)                                   The Reorganization and IPO shall have been consummated;

(g)                                  Seller shall have delivered the following to Purchaser:

(i)                                     a certificate, dated as of the Closing Date, executed by Seller to the effect that the conditions set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), and Section 5.1(d) have been satisfied;

(ii)                                  the Bill of Sale, duly executed and delivered by Seller;

(iii)                               certificates of title duly endorsed and transferred to Purchaser for all titled equipment and vehicles included in the Purchased Assets;

(iv)                              a certificate of the secretary of Seller certifying to the accuracy and completeness of and attaching (A) its Governing Documents, (B) a copy of resolutions duly adopted by the members, shareholders, board and managers, as applicable, of Seller approving this Agreement and the execution and delivery of the Transaction Documents, and (C) the incumbency of the officers signing the Transaction Documents on behalf of Seller (together with their specimen signatures);

(v)                                 certification of non-foreign status for Seller dated as of the Closing Date complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2) in form and substance reasonably satisfactory to Purchaser;

(vi)                              a good standing certificate, dated within ten (10) days of the Closing Date, of Seller certified by the Secretary of State of (A) the jurisdiction of formation of Seller, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;

(vii)                           payoff letters (the “Payoff Letters”) in form and substance reasonably satisfactory to Purchaser executed by each Person to whom Seller owes any Indebtedness;

(viii)                        evidence reasonably satisfactory to Purchaser of the release of all Liens (except for Permitted Liens) on any assets of Seller;

(ix)                              the Employment Agreement, duly executed and delivered by Todd Brown;

(x)                                 a security agreement, in the form attached hereto as Exhibit E (the “Security Agreement”), duly executed and delivered by Seller;

(xi)                              the Intellectual Property Assignment Agreement, duly executed and delivered by Seller;

(xii)                           evidence of termination of each Real Property Lease listed on Section 4.1(c) of the Disclosure Schedule, duly executed by each landlord party thereto, together with New Leases for each such Leased Real Property (other than with respect to any Excluded Real Property), duly executed by each landlord party thereto;

(xiii)                        evidence of the assignment of each Real Property Lease not listed on Section 4.1(c) of the Disclosure Schedule (other than with respect to any Excluded Real Property), duly executed by each landlord party thereto;

(xiv)                       a statement of the Seller Transaction Expenses and Change of Control Payments (to the extent then knowable), in form and substance reasonably satisfactory to Purchaser;

(xv)                          a statement of the auditor fees associated with the audit of Seller’s financial statements for the nine (9) months ended January 31, 2017, in form and substance reasonably satisfactory to Purchaser;

(xvi)                       a statement of the aggregate Reimbursable CapEx Expenditure, in form and substance reasonably satisfactory to Purchaser;

(xvii)                    all items required to be referenced in Section 2.24 of the Disclosure Schedule shall have been terminated;

(xviii)                 evidence reasonably acceptable to Purchaser that Seller has obtained tail or extended reporting period coverage for Seller’s “claims-made” insurance policies (if any) for two (2) years following the Closing;

(xix)                       from Seller, an executed Texas Comptroller of Public Account Forms 01-917, Statement of Occasional Sale, for the Purchased Assets that it owns and uses in the Business;

(xx)                          the Equity Documents, executed by the applicable Seller (or their designees), as well as such additional documents as reasonably requested by Purchaser or Ranger, Inc. with respect to the Equity Interest in form and substance satisfactory to the applicable Parties;

(xxi)                       from Seller, a duly completed and executed IRS Form W-9 establishing that Seller is exempt from U.S. back-up withholding;

(xxii)                    such documents, if any, as are necessary to transfer the Employee Benefit Plans listed on Section 1.1(a)(xvii) of the Disclosure Schedule to Purchaser, duly executed by Seller and the administrator(s) of such plans (as applicable or necessary);

(xxiii)                 evidence reasonably acceptable to Purchaser that Hall and each of his Affiliates has transferred all personal property owned by Hall and used in the Business to Seller; and

(xxiv)                such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 5.2                                    Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Seller (provided that no such waiver shall be deemed to have cured any Breach of any representation, warranty, or covenant made in this Agreement):

(a)                                 The representations and warranties of Purchaser contained in this Agreement, considered in the aggregate, shall be true, correct, and complete in all material respects (other than those representations and warranties that are Fundamental Reps or are qualified by Material Adverse Effect or similar qualification, which shall be true, correct, and complete in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct, and complete as of such date.

(b)                                 Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

(c)                                  There shall not have occurred a Purchaser Material Adverse Effect.

(d)                                 No temporary restraining Order, preliminary, or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.

(e)                                  Purchaser shall have delivered the following to Seller:

(i)                                     the Closing Cash Consideration;

(ii)                                  a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of Purchaser to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(d) have been satisfied;

(iii)                               a certificate of an officer or manager of Purchaser certifying to the accuracy and completeness of and attaching (A) a copy of the resolutions duly adopted by the members, managers and/or directors, as applicable, of Purchaser and Ranger, Inc. approving this Agreement and the execution and delivery of the Transaction Documents, and (B) the incumbency of the officers or managers signing the Transaction Documents on behalf of Purchaser (together with their specimen signatures);

(iv)                              a good standing certificate, dated within ten (10) days of the Closing Date, of Purchaser and Ranger, Inc. certified by the Secretary of State of Delaware;

(v)                                 the Notes, duly executed and delivered by Purchaser and Ranger, Inc.;

(vi)                              the Intellectual Property Assignment Agreement, duly executed and delivered by Purchaser;

(vii)                           the Bill of Sale, duly executed and delivered by Purchaser;

(viii)                        New Leases for each Leased Real Property (other than with respect to any Excluded Real Property), duly executed by Purchaser or its Affiliate;

(ix)                              a certificate representing the Equity Interest, if such Equity Interest is certificated, and if such Equity Interest is not certificated, reasonable evidence regarding the issuance thereof;

(x)                                 the Equity Documents, duly executed and delivered by Ranger, Inc. or such other applicable party;

(xi)                              such documents, if any, as are necessary to transfer the Employee Benefit Plans listed on Section 1.1(a)(xvii) of the Disclosure Schedule to Purchaser, duly executed by Purchaser (as applicable or necessary);

(xii)                           the Security Agreement, duly executed and delivered by Purchaser and Ranger, Inc.;

(xiii)                        a Guaranty Agreement in the form attached hereto as Exhibit F, duly executed by the Affiliates of Purchaser who are party thereto; and

(xiv)                       such other documents, instruments, or certificates as shall be reasonably requested by Seller or its counsel.

Section 5.3                                    Frustration of Closing Conditions.  None of Seller or Purchaser may rely on the failure of any condition set forth in Section 5.1 or Section 5.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its required efforts to consummate the transactions contemplated hereby, as required by and subject to Section 4.1; provided, however, that Purchaser may, in its sole discretion, elect to not pursue the IPO.

Section 5.4                                    Extension; Waiver.  At any time prior to the Closing, either Seller or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 5.5                                    Estoppel.  Purchaser hereby acknowledges and agrees that, as of the Amendment Date, Purchaser does not have actual knowledge, following a reasonably diligent inquiry, of any Breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE VI
INDEMNIFICATION

Section 6.1                                    Indemnity Obligations of Seller.  Subject to the limitations set forth in this Agreement, Seller covenants and agrees to defend, indemnify, and hold harmless Purchaser, its Affiliates, and each of their respective officers, directors, managers, members, partners, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all Losses, directly or indirectly based on, resulting from, arising out of, in connection with, or relating to:

(a)                                 any misrepresentation, inaccuracy, or Breach of any representation or warranty of Seller contained in this Agreement or any of the other Transaction Documents or in any certificate or agreement delivered in connection herewith or therewith;

(b)                                 any failure of Seller to perform or comply with any covenant or agreement made or contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, or fulfill any obligation in respect thereof;

(c)                                  any Indebtedness (except to the extent Purchaser fails to make the payments of Indebtedness required by it under Section 1.5(b) of this Agreement);

(d)                                 any Excluded Asset or Excluded Liability;

(e)                                  any Seller Transaction Expenses or Change of Control Payments (except to the extent Purchaser fails to make the payments of Seller Transaction Expenses or Change of Control Payments required by it under Section 1.5(b) of this Agreement); and/or

(f)                                   any matter listed or required to be listed in Section 2.15 of the Disclosure Schedule.

Section 6.2                                    Indemnity Obligations of Purchaser.  Purchaser covenants and agrees to defend, indemnify, and hold harmless Seller, its Affiliates, and each of their respective officers, directors, managers, members, partners, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) from and against, and to pay or reimburse Seller Indemnitees for, any and all Losses, directly or indirectly based on, resulting from, arising out of, in connection with, or relating to:

(a)                                 any misrepresentation, inaccuracy, or Breach of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith;

(b)                                 any failure of Purchaser to perform or comply with any covenant or agreement made or contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, or fulfill any obligation in respect thereof;

(c)                                  any Taxes of Purchaser or any Affiliate of Purchaser for all Tax periods, and any Taxes that relate to the Purchased Assets, the Business, or any Transferred Employee for all Post-Closing Periods (regardless of when assessed); and/or

(d)                                 any failure of Purchaser to discharge the Assumed Liabilities.

Section 6.3                                    Indemnification Procedures.

(a)                                 Third Party Claims.

(i)                                     In the case of any claim asserted by a third party (a “Third Party Claim”) against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (x) describing in reasonable detail the specific matter that constitutes the basis for such Third Party Claim, the facts known to the Indemnified Party constituting or giving rise to such Third Party Claim, and stating that Losses exist and the amount or good faith estimate of the Losses from such Third Party Claim, (y) specifying in reasonable detail the individual items of such Losses included in the amount so stated, and (z) providing such documents and other information with respect to such Third Party Claim and Losses as are in the possession of or reasonably available to the Indemnified Party so that the Indemnifying Party may assess such Third Party Claim.  If the Indemnifying Party provides a written notice to the Indemnified Party within ten (10) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim (subject to any applicable limitations specified herein, including those in Section 6.5), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any Legal Proceeding with a third party resulting therefrom; provided, however, that: (A) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed; (B) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (such expense to be borne by the Indemnified Party only at such times during which the Indemnifying Party has properly assumed and maintained such defense); and (C) except as otherwise provided in this Agreement, the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided in this Agreement shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement (or affect such indemnification obligations), except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired.

(ii)                                  Except with the prior written consent of the Indemnified Party, not to be unreasonably withheld, no Indemnifying Party shall consent or agree to any settlement or entry of any judgment or Order.  Without limiting the generality of the immediately preceding sentence, if an Indemnifying Party consents or agrees to any settlement or entry of any judgment or Order in contravention of this Agreement, no amounts paid in connection therewith shall be included with respect to the Cap.  Notwithstanding the foregoing, except with the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party, in the defense of any Third Party Claim, shall consent or agree to any settlement or entry of any judgment or Order or enter into any settlement that: (A) includes a finding or admission of any Breach of Law or the rights of any Person; (B) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and its Affiliates of a general release (without payment by, or cost or expense to, or adverse impact upon, the Indemnified Party) relating to such Third Party Claim; or (C) that does not provide for the Indemnifying Party to fully pay and discharge all Liabilities directly or indirectly relating to the applicable Third Party Claims (subject to the Indemnified Party’s liability for amounts equal to the Basket, if applicable).  In the event the Indemnified Party fails to accept any settlement offer proposed by the Indemnifying Party (x) that satisfies all of the conditions set forth in the immediately preceding sentence (including not containing the items listed in clauses (A) through

(C) of such sentence), (y) that only involves monetary damages and (z) which is accepted by the opposing party or its counsel with respect to any Third Party Claim, any such amounts ultimately payable with respect thereto in excess of such settlement offer (including if such Third Party Claim is ultimately settled for an amount in excess of the rejected settlement offer, any defense costs subsequent to the rejection of such settlement offer) shall be paid by the Indemnified Party.

(iii)                               Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense against a Third Party Claim if: (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (B) the claim seeks, as a material part thereof, any material injunction, specific performance, or any other material equitable or non-monetary relief against the Indemnified Party; (C) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or that there are legal defenses available to the Indemnified Party and the Indemnifying Party which differ; (D) Liability for claims under Section 6.1(a) which, after taking into account any applicable limitations specified herein (including those in Section 6.5) are reasonably likely to result in liability to the Indemnified Parties which exceeds the liability of the Indemnifying Party; (E) the party bringing the claim is (x) a customer, vendor or supplier of the Indemnified Party, (y) such customer, vendor or supplier is listed or required to be listed in Section 2.21(a) or Section 2.21(b) of the Disclosure Schedule and (z) the claim alleges, or could reasonably be expected to allege, damages in a dollar amount equal to or in excess of ten percent (10%) of the dollar amount of sales or purchases by or from such customer, vendor or supplier during the 12-month period ended April 30, 2017; (F) the Indemnifying Party fails to reasonably prosecute or defend such claim; or (G) the Indemnifying Party has not acknowledged in writing its unconditional obligation to indemnify the Indemnified Party for all Liabilities and Losses relating to such Third Party Claim (subject to any applicable limitations specified herein, including those in Section 6.5).

(iv)                              If the Indemnifying Party does not accept the defense of a Third Party Claim within ten (10) days after receipt of the written notice thereof from the Indemnified Party described above (or if the Indemnifying Party or claim fails to at all times meet all of the requirements set forth above), the Indemnified Party may pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim; provided, however, that in conducting such defense, the Indemnified Party shall conduct such defense in good faith and comply, vis-à-vis the Indemnifying Party, with the requirements of clauses (A), (A) and (A) of Section 6.3(a)(i)(A) and with Section 6.3(a)(ii)(A) as if the Indemnified Party was the Indemnifying Party, and shall not consent or agree to any settlement or entry of any judgment or Order or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party and its Affiliates of a general release (without payment by, or cost or expense to, or adverse impact upon, the Indemnified Party in excess of the limitations on liability imposed on the Indemnifying Party pursuant to this Agreement) relating to such Third Party Claim.  In the event the Indemnifying Party fails to accept any settlement offer made by the opposing party or its counsel with respect to any Third Party Claim (which meets the requirements set forth in the foregoing sentence), any such amounts ultimately payable with respect thereto in excess of such settlement offer (including any defense costs subsequent to the rejection of such settlement offer) shall be paid by the Indemnifying Party without regard to any limitations and such amounts shall not be considered with respect to the Cap.  The parties shall cooperate with each other in all reasonable respects in connection with the defense or prosecution of any Third Party Claim, including (A) assisting in the collection and preparation of discovery materials, (B) making available records and all other information under the control of such party that is deemed necessary by the defending party and/or its counsel for the defense or prosecution of such Third Party Claim and (C) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim prepare for and/or appear as witnesses at depositions, court proceedings and/or trial.

(b)                                 Non-Third Party Claims.  With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party prompt written notice of such claim (i) describing in reasonable detail the specific matter that constitutes the basis for such claim, the facts known to the Indemnified Party constituting or giving rise to such claim, and stating that Losses exist and the amount or good faith estimate of the Losses from such claim, (ii) specifying in reasonable detail the individual items of such Losses included in the amount so stated, and (iii) providing such documents and other information with respect to such claim and Losses as are in the possession of or reasonably available to the Indemnified Party so that the Indemnifying Party may assess such claim.  The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within ten (10) days of receipt of notice of such claim from the Indemnified Party.  If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such ten (10) day period.  If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full (subject to any applicable limitations specified herein, including those in Section 6.5) and to have waived any right to dispute such claim, and shall promptly pay such claim in full (subject to any applicable limitations specified herein, including those in Section 6.5).  Except as otherwise provided in this Agreement, any failure by an Indemnified Party to give notice as required pursuant to this Section 6.3(b) shall not affect the indemnification provided hereunder, except and to the extent that the Indemnifying Party shall have actually been materially prejudiced as a result of such failure.

Section 6.4                                    Expiration of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that: (a) the representations and warranties set forth in Section 2.8, Section 2.13 and Section 2.17 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period; and (b) the representations and warranties set forth in Section 2.1(a), Section 2.1(d), Section 2.2, Section 2.10(c), Section 2.25, Section 3.1, Section 3.2, Section 3.3, Section 3.8, Section 3.9 and Section 3.10 shall survive indefinitely (each of the sections referred to in clause (b) a “Fundamental Rep” and each Fundamental Rep as well as each representation referenced in clause (a), a “Transactional Rep”).  All covenants and agreements (i) to be performed prior to Closing, shall survive the Closing until the two (2) month anniversary thereof, and (ii) to be performed following the Closing shall survive until fully performed.  Notwithstanding the foregoing, all claims (and matters relating thereto) made prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

Section 6.5                                    Certain Limitations.  The indemnification provided for in Section 6.1 and Section 6.2 shall be subject to the following limitations:

(a)                                 Upon the terms and subject to the conditions and limitations set forth in this Agreement, Seller shall not be liable to Purchaser Indemnitees for indemnification under Section 6.1(a) unless the aggregate amount of all Losses arising from the same facts, events or circumstances exceed $57,500 (the “De Minimis Amount” and in the event the Losses arising from the same facts, events or circumstances, exceed such amount, all Losses with respect thereto, including those below the De Minimis Amount, are referred to herein as the “Indemnifiable Warranty Losses”).

(b)                                 Upon the terms and subject to the conditions and limitations set forth in this Agreement, Seller shall not be liable to Purchaser Indemnitees for indemnification under Section 6.1(a) for Indemnifiable Warranty Losses until the aggregate amount of all Indemnifiable Warranty Losses exceeds $300,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all Losses in excess of the Basket.  Upon the terms and subject to the conditions and limitations set forth in this Agreement, the Purchaser Indemnitees shall not be indemnified pursuant to Section 6.1(a) with respect to any Loss if the aggregate amount of all Losses for which the Purchaser Indemnitees have received indemnification pursuant to Section 6.1(a) has exceeded $7,500,000 (the “Cap”).

(c)                                  Upon the terms and subject to the conditions and limitations set forth in this Agreement, Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all Losses in excess of the Basket.  Upon the terms and subject to the conditions and limitations set forth in this Agreement, the Seller Indemnitees shall not be indemnified pursuant to Section 6.2(a) with respect to any Loss if the aggregate amount of all Losses for which the Seller Indemnitees have received indemnification pursuant to Section 6.2(a) has exceeded the Cap.  Upon the terms and subject to the conditions and limitations set forth in this Agreement, Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 6.2(a) unless the aggregate amount of all Losses arising from the same facts, events or circumstances exceed the De Minimis Amount.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement the limitations set forth in Section 6.5(a), Section 6.5(b) and Section 6.5(c) shall not limit the Liability of any Indemnifying Party for (i) Breaches of any Transactional Reps, or actual fraud (pled and proven in accordance with applicable Law), or (ii) indemnification with respect to the items set forth in Section 6.1(b) through Section 6.1(f) or in Section 6.2(b) through Section 6.2(d).  Additionally, the Basket and De Minimis Amount shall not apply to any Losses resulting from a breach of the representation in the first sentence of Section 2.10(c) (Title to Assets).  Notwithstanding the foregoing, in no event shall Seller shall not be liable to Purchaser Indemnitees for indemnification under Section 6.1 for amounts in excess of $57,500,000.

(e)                                  In determining the existence of, and amount of any Losses in connection with a claim under Section 6.1(a) or Section 6.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty); provided, however, that the foregoing “scrape” shall be inapplicable to:

(i)                                     any Transactional Rep (other than Section 2.8);

(ii)                                  the representations and warranties set forth in Section 2.5 (Financial Statements), Section 2.7 (Absence of Certain Developments), Section 2.10(c) (Sufficiency of Assets), Section 2.12(a) (Material Contracts) or Section 2.21 (Customers and Suppliers);

(iii)                               the representations and warranties made in the certificate delivered pursuant to Section 5.1(g)(i) with respect to (A) Section 5.1(a) (Seller Bring-Down of Reps and Warranties) (as Section 5.1(a) applies to the representations and warranties described in the foregoing Section 6.5(e)(i) and (ii)) and (B) Section 5.1(c) (Absence of Seller Material Adverse Effect); and

(iv)          (iv) the representations and warranties made in the certificate delivered pursuant to (Section 5.2(e)(ii) with respect to (A) Section 5.2(a) (Purchaser Bring-Down of Reps and Warranties) (as Section 5.2(a) applies to the representations and warranties described in Section 6.5(e)(i))and (B) Section 5.2(c) (Absence of Purchaser Material Adverse Effect).

(f)            With respect to each indemnification obligation contained in any Transaction Document, (i) the amount of any Losses payable under this Article VI shall be net of any third-party insurance proceeds or indemnification proceeds from a third party that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (net of any costs incurred by the Indemnified Party or its Affiliates in connection with obtaining such recoveries including any increase or expected increase in premiums that result from making any claim for insurance) and (ii) Seller shall have no liability to indemnify any Purchaser Indemnitee with respect to any Losses caused by or resulting from any action required to be taken by Seller pursuant to Article V.  If an Indemnified Party recovers any such amounts in respect of Losses from any third party responsible for such Losses at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions of this Article VI, the Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment made by the Indemnifying Party with respect to such Losses up to the amount received by the Indemnified Party from the Indemnifying Party with respect thereto but not to exceed the amount of such recovery (net of any costs incurred in connection with obtaining such recovery including any increase or expected increase in premiums that result from making any claim for insurance).

(g)           Each of the Parties agrees to (and shall cause its applicable Affiliates to) take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder; provided, however, that (i) such failure to mitigate Losses in accordance with the foregoing shall not relieve the Indemnifying Party of its indemnification obligations under this Article VI except and only to the extent that the Indemnifying Party is actually materially prejudiced thereby, and (ii) the costs of such mitigation shall be indemnifiable Losses hereunder.

(h)           If any Indemnified Party or any of its Affiliates is at any time entitled (whether by reason of a common law or contractual indemnity right or availability of insurance) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after the Indemnifying Party has made a payment to an Indemnified Party hereunder and in respect thereof), the Indemnified Party shall (and shall cause its applicable Affiliates to) take commercially reasonable steps to pursue such recovery.  If the Indemnified Party recovers any amounts in respect of Losses from any third party at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions of this Article VI, the Indemnified Party shall, or shall cause such Indemnified Party to, promptly pay over to the Indemnifying Party the amount so received (to the extent previously paid by the Indemnifying Party).  Notwithstanding the foregoing, nothing in this Section 6.5(h) shall delay an Indemnified Party’s ability to pursue its rights hereunder against an Indemnifying Party.

(i)            Except as an indemnity against damages payable to any un-Affiliated third-party, in no event shall any party have any liability to the other hereunder (including under this Article VI) for any (i) consequential or punitive damages, (ii) damages which are not reasonably foreseeable or (iii) except in the case of a breach of the representations and warranties in Section 2.5(a), Section 2.10(c) or Section 2.10(d), any damages based on a financial multiple.  The parties acknowledge that the foregoing limitations are not preclusive of the recovery of loss profits or damages based on a financial multiple in appropriate instances which do not otherwise conflict with such limitations.

(j)            FROM AND AFTER THE CLOSING, EXCEPT (A) IN THE CASE OF ACTUAL FRAUD (PLED AND PROVEN IN ACCORDANCE WITH APPLICABLE LAW), OR (B) WITH RESPECT TO EQUITABLE REMEDIES AVAILABLE TO THE PARTIES, THE SOLE AND EXCLUSIVE REMEDY OF ANY PARTY TO THIS AGREEMENT AND ITS AFFILIATES OR ANY OTHER INDEMNIFIED PARTY WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VI.  EXCEPT AS EXPRESSLY SET FORTH IN THE PRECEEDING SENTENCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER SHALL NOT (AND SHALL CAUSE ITS AFFILIATES NOT TO) MAKE ANY CLAIM FOR INDEMNIFICATION AGAINST HALL OR ANY OF HIS AFFILIATES BY REASON OF THE FACT THAT HALL IS OR WAS A MEMBER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE OR AGENT OF SELLER OR ANY OF ITS AFFILIATES OR IS OR WAS SERVING AT THE REQUEST OF SELLER OR ANY OF ITS AFFILIATES AS A PARTNER, MANAGER, TRUSTEE, DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF ANOTHER ENTITY (WHETHER SUCH CLAIM IS FOR JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, AMOUNTS PAID IN SETTLEMENT, LOSSES, EXPENSES OR OTHERWISE AND WHETHER SUCH CLAIM IS PURSUANT TO ANY STATUTE, CHARTER DOCUMENT, BYLAW, AGREEMENT OR OTHERWISE), IT BEING ACKNOWLEDGED AND AGREED THAT THE REMEDIES IN THIS ARTICLE VI ARE THE SOLE AND EXCLUSIVE REMEDIES OF PURCHASER AND ITS AFFILIATES WITH RESPECT TO ALL CLAIMS RELATING TO HALL HAVING BEEN A MEMBER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE OR AGENT OF SELLER OR ANY OF ITS AFFILIATES OR SERVING AT THE REQUEST OF SELLER OR ANY OF ITS AFFILIATES AS A PARTNER, MANAGER, TRUSTEE, DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF ANOTHER ENTITY.

Section 6.6            Environmental Indemnity.  Notwithstanding anything to the contrary in this  Article VI and without limiting Section 6.5 with respect to any claim for indemnification hereunder, (i) for any Breach of Section 2.17 (Environmental Matters) or (ii) pursuant to Section 6.1(d) in respect of environmental matters (including the Excluded Liabilities described in Section 1.1(d)(xiii)) (collectively “Environmental Matters”), the Parties agree on behalf of themselves and their respective Affiliates that, in addition to the other provisions set forth in Article VI, (and in the case of any conflict between the provisions of this Section 6.6 and any other provision in Article VI, the provisions of this Section 6.6 shall prevail and apply):

(a)           Seller shall have no obligation to indemnify Purchaser under this Agreement for any Losses incurred by Purchaser arising out of or resulting from (A) any testing, sampling or other invasive investigation of, or Remedial Action relating to the soil, soil gas, surface water, groundwater, sediment, or other environmental media at the Bowie Facility, or (B) any Remedial Action relating to the possible presence of asbestos at the 1619 Feed Store Road, Bowie, TX facility (together with the Bowie Facility, the “Specified Facilities”), in each case, conducted by, or on behalf or at the direction of the Purchaser or any of its Affiliates unless such investigation, sampling, testing, or Remedial Action was (i) required by a Governmental Body; (ii) actually required (in the good faith opinion of Purchaser’s outside counsel) by Environmental Requirements or Environmental Permits; (iii) reasonably determined by Purchaser to be necessary to investigate, defend, resolve, or respond to a Third Party Claim that is not being defended by Seller; (iv) reasonably determined by Purchaser to be necessary in connection with any commercially reasonable maintenance or repair activity (which activity is not undertaken with a goal of conducting any testing, sampling or other invasive investigation of soil, soil gas, surface water, groundwater, sediment, or other environmental media); (v) conducted to comply with the requirement of any lease; or (vi) necessary to respond to a condition requiring immediate action to address a threat to human health or the environment; provided, however, that in all such cases, Purchaser shall promptly notify Seller in writing of such requirement or circumstance and shall give Seller and its advisors a reasonable opportunity to discuss the applicability of, and if applicable contest, at Seller’s expense, the requirement for such investigation, sampling, testing, or Remedial Action.  In any event, Seller shall only be obligated to indemnify the Purchaser Indemnitees with respect to Losses arising out of, or relating to, conditions that existed, or events which occurred, on or prior to the Closing Date.

(b)           Any obligation of Seller to conduct any Remedial Action at the Bowie Facility as part of Seller’s indemnification of a Purchaser Indemnitee for any Environmental Matter related to the Bowie Facility (to the extent required pursuant to Section 6.6(a)) shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, the minimum standards required to obtain a “no further action” or similar determination (the “Minimum Standards”) from a Governmental Body (except as set forth in Section 4.20 above where no closure from a Government Body is required), based on the use of the relevant property as of the Effective Time under applicable Environmental Requirements or any Order of a Governmental Body.  The Parties expressly agree that such Minimum Standards may include risk-based clean-up remedies and standards and/or the imposition of engineering or institutional controls such as deed or other use restrictions so long as the use of such methods do not impair or unreasonably restrict Purchaser’s continued use of the properties for commercial or industrial purposes or Purchaser’s obligations under the Real Property Lease for the Bowie Facility.  With regard to any asbestos abatement at the 1619 Feed Store Road, Bowie, TX facility (to the extent required pursuant to Section 6.6(a)), such abatement will be conducted in accordance with applicable Environmental Requirements.

(c)           Seller shall have the right (but not the obligation) to retain the defense and control of (A) any Environmental Matter related to the Bowie Facility, including the Remedial Action relating thereto, and (B) any asbestos abatement at the 1619 Feed Store Road, Bowie, TX facility.  Purchaser and its Affiliates shall have the right to participate in the defense and control of such Environmental Matter in cooperation with Seller, at Purchaser’s expense.  Purchaser shall, and shall cause each of its Affiliates and representatives, to cooperate regarding the resolution of any such Environmental Matter related to the Specified Facilities, including providing to Seller and their respective Representatives all necessary accommodations, including access to the Specified Facilities and site utilities subject to landlord consents, in order to allow Seller and their respective representatives to respond to, defend, and conduct Remedial Action relating to such Environmental Matter.  Purchaser and its Affiliates shall not unreasonably interfere with or disturb the performance by Seller and their respective Representatives of any such Remedial Action; provided, however, that Seller shall give Purchaser reasonable advance notice when access to the Specified Facilities is necessary, and shall cooperate with Purchaser to schedule such access at times reasonably preferable to Purchaser in light of Purchaser’s and the Purchased Subsidiaries’ operational and personnel needs.  When undertaking such access, Seller and its employees, agents, contractors, and consultants shall conform to all reasonable health and safety requirements of Purchaser.  In connection with any such Environmental Matter which Seller is defending or controlling, Seller shall (i) keep Purchaser reasonably informed relating to the progress of such Environmental Matter (including providing Purchaser with copies of all material plans, correspondence (whether hard copy or electronic) reports or other documents or information submitted to Governmental Authorities in draft form with reasonably adequate time for Purchaser to review and comment upon them prior to their being submitted, and shall provide Purchaser with final copies once submitted); (ii) allow Purchaser to participate in any meetings or phone calls with Governmental Authorities with regard to such Environmental Matter and provide adequate advance notice of the such meetings or phone calls; (iii) diligently and promptly pursue the resolution thereof; (iv) not unreasonably interfere with the continuing use of the Specified Facilities, as long as the manner of use does not materially differ from the manner it is being used as of the Effective Time, and (v) restore the Specified Facilities, and their buildings, improvements and utilities to their original condition to the extent reasonably possible after Remedial Action activities are undertaken.

(d)           Seller’s liability under this Agreement for any Losses at the Bowie Facility with respect to Environmental Matters arising or existing prior to the Effective Time shall be reduced to the extent that such Losses have been caused, exacerbated, compounded or aggravated by (over and above the amount of Losses that would have otherwise been incurred by the Purchaser or its Affiliates ) as a result of any acts or omissions of or on behalf of Purchaser or its Affiliates, or any employee, agent, contractor, consultant, attorney, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing; provided, however, that the mere taking of the actions permitted by Section 6.6(a) shall not be deemed to have increased any such Losses.

(e)           In the event of any dispute between Seller and the Purchaser Indemnitees as to whether any Losses with respect to Environmental Matters at the Bowie Facility (i) have been caused, exacerbated, compounded or aggravated by (over and above the amount of Losses that would have otherwise been incurred by the Purchaser or its Affiliates) as a result of any acts or omissions of or on behalf of Purchaser or its Affiliates, or any employee, agent, contractor, consultant, attorney, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing, or (ii) arise out of, or relate to, conditions that existed, or events which occurred, on or prior to the Closing Date, the Parties shall obtain estimates of the percentage attributable to each Party from three reputable environmental consulting firms (one picked by each party and one agreed on jointly by the parties), and shall agree to use the average percentages of the three quotes in determining the amount of responsibility with regard to the disputed matter.

(f)            Notwithstanding anything else herein to the contrary, Seller shall have no liability under this Agreement for any Losses at the Bowie Facility relating to any Environmental Matters to the extent arising solely from the coming into force of, or the change in, any Environmental Requirements on or after Effective Time, except for any Losses arising out of any change in the Minimum Standards on or after Effective Time, for which Seller shall have liability in respect of such revised Minimum Standards.

(g)           Seller hereby indemnifies and holds the Purchaser Indemnities harmless from and against any and all claims or causes of action, damages, losses, liabilities, costs, and expenses, including reasonable attorneys’ fees, arising out of personal injury or property damage to the extent caused by the negligence or wilful misconduct of Seller, its employees, agents, consultants, contractors or subcontractors in connection with any Remedial Action performed by Seller pursuant to this Agreement.

(h)           The provisions of this Section 6.6 are not to be construed to affect any interpretation of an environmental indemnity obligation for any other facilities covered by this Agreement other than the Bowie Facility (and, with respect to asbestos remediation, the 1619 Feed Store Road, Bowie, TX facility), it being acknowledged and agreed that this Section 6.6 shall not give rise to any presumption as to whether rights or obligations enumerated or disclaimed with particularity in this Section 6.6 may or may not exist with respect to other facilities under other more-broadly applicable provisions of this Agreement.

Section 6.7            Indemnification Payments by Seller; Right of Set-Off.

(a)           Any indemnification amounts payable by Seller under this Article VI as a consequence of any Losses shall be satisfied, first by set-off against any then-unpaid interest under the Indemnity Note, second by set-off against the principal amount of the Indemnity Note and, to the extent that the aggregate amount of such payments exceeds the outstanding principal and accrued interest remaining under the Indemnity Note as of such time, Seller shall pay, within fifteen (15) Business Days after liability therefor is finally determined in accordance with the terms hereof, such difference to the

Purchaser Indemnitees in immediately available funds by wire transfer to a bank account to be designated by Purchaser.

(b)           In the event that any Purchaser Indemnitee seeks to recover against Seller for any Loss pursuant to this Article VI or otherwise in connection with this Agreement or any other Transaction Document, Purchaser or such Purchaser Indemnitee shall have the right to recover such amount by set-off or cancellation against any amount payable by Purchaser to Seller (which such amounts shall be deemed as paid to Seller for tax purposes), provided, however, that the foregoing shall not be deemed to permit set-off or cancellation against (i) any distributions payable by Ranger, Inc. to Seller (or its Affiliates) relative to the Equity Interests, unless approved by a court of competent jurisdiction, or (ii) any amounts payable pursuant to the Seller Note, unless pursuant to a final judgment by a court of competent jurisdiction.

Section 6.8            Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

ARTICLE VII
TERMINATION

Section 7.1            Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(a)           Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Either of Purchaser and Seller may terminate this Agreement on or after October 31, 2017 (the “End Date”), if the Closing shall not have occurred by the close of business on the End Date, provided that the terminating party is not in material default of any of its obligations hereunder;

(c)           This Agreement shall terminate automatically if (i) (X) the Reorganization and the IPO are not consummated by the IPO Cutoff Date, or (Y) prior to the IPO Cutoff Date, if Purchaser elects to abandon pursuit of the consummation of the IPO prior to the IPO Cutoff Date, and, in the case of either (X) or (Y), Purchaser does not timely exercise the Cash Purchase Option (such expiration to be effective immediately upon expiration of Purchaser’s window to exercise the Cash Purchase Option);

(d)           Purchaser may terminate this Agreement (so long as Purchaser is not in material Breach of any of its representations, warranties, covenants, or agreements contained in this Agreement such as would give rise to a failure of any of any condition set forth in Section 5.2) by giving written notice to Seller at any time prior to the Closing: (i)(X) in the event that Seller has Breached any representation, warranty, covenant, or agreement contained in this Agreement, which Breach would cause the failure of any condition set forth in Section 5.1 and Purchaser has notified Seller in writing of the Breach, and either (Y) Seller has not commenced cure of such Breach within ten (10) Business Days after the notice of such Breach or (Y) such Breach is not capable of being cured by on or before the Termination Date; or (ii) if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent set forth in Section 5.1 to have occurred (unless such failure shall be due to the failure of Purchaser to perform or comply with any of the representations, warranties, covenants, agreements, or conditions of this Agreement to be performed or complied with by it prior to Closing);

(e)           Seller may terminate this Agreement (so long as Seller is not in material Breach of any of its representations, warranties, covenants, or agreements contained in this Agreement such as would give rise to a failure of any of any condition set forth in Section 5.1) by giving written notice to Purchaser at any time prior to the Closing: (i)(X) in the event that Purchaser has Breached any representation, warranty, covenant, or agreement contained in this Agreement, which Breach would cause the failure of any condition set forth in Section 5.2 and Purchaser has notified in writing Purchaser of the Breach, and either (Y) Purchaser has not commenced cure of such Breach within ten (10) Business Days after the notice of such Breach or (Y) such Breach is not capable of being cured by on or before the Termination Date; or (ii) if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent set forth in Section 5.2 to have occurred (unless such failure shall be due to the failure of Seller to perform or comply with any of the representations, warranties, covenants, agreements, or conditions of this Agreement to be performed or complied with by it prior to Closing); and

(f)            any Governmental Body has issued, entered, promulgated, enacted or enforced any Law or final, non-appealable Order restraining, enjoining or prohibiting the transactions contemplated by this Agreement and the other Transaction Documents; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(f) has complied with its obligations under Section 4.1 and Section 4.5 in connection with such Law or Order.

Notwithstanding the foregoing, no right of termination shall be available to any Party pursuant to Section 7.1(c) through (f) if a material breach of such Party’s obligations under this Agreement is a principal reason that such termination right exists and additionally no right of termination shall be available to any Party pursuant to Section 7.1(b) at any time that such Party has violated or is in breach of any covenant, representation or warranty hereunder if such violation or breach has prevented satisfaction of any of the other Party’s conditions to Closing hereunder and has not been waived by such other Party or, if capable of cure, has not been cured by the breaching Party.

Section 7.2            Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party except as otherwise expressly set forth herein.  Without limiting the generality of the foregoing:

(i)            If this Agreement is terminated by Purchaser pursuant to Section 7.1(d) Purchaser shall be entitled to a return of the Deposit and shall retain all rights and remedies in equity or law as a result of any willful Seller Breach(es) which gave rise to such right of termination; provided, however, that (i) Purchaser’s remedies in the event of any such willful breach(es) shall be limited to (A) compensation for its direct and indirect costs and expenses relating to the negotiation, execution and compliance with the terms of this Agreement prior to such termination (including any opportunity costs); (B) compensation for its costs in enforcing its rights under this Section 7.2; and (ii) Purchaser’s aggregate right of recovery under this Section 7.2 in connection with such willful breaches shall not exceed $1,000,000.  Purchaser shall not bring any cause of action against or otherwise seek remedies from, Seller, whether at equity or in Law, for breach of contract, in tort or otherwise, in the event that this Agreement is terminated by Purchaser pursuant to any of Section 7.1(d), and any claim, right or cause of action by Seller against Purchaser in excess of $1,000,000 is hereby fully waived, released and forever discharged.  For the avoidance of doubt, the return of the Deposit by Seller to Purchaser shall not limit Purchaser’s remedies or reduce Purchaser’s aggregate right of recovery, in each case to the extent set forth in this Section 7.2(a)(i).

(ii)           If this Agreement is terminated (A) by any Party pursuant to any of Section 7.1(b), (B) automatically pursuant to Section 7.1(c), or (C) by Seller pursuant to Section 7.1(e), then Seller shall be entitled to retain the Deposit.

(iii)          If this Agreement is terminated by either Party pursuant to Section 7.1(f), Purchaser shall be entitled, as its exclusive remedy, to a prompt return of the Deposit.

(b)           Seller’s retention of the Deposit in connection with any termination of this (i) by any Party pursuant to any of Section 7.1(b) or Section 7.1(c) (ii) or by Seller pursuant to Section 7.1(e)  constitutes liquidated damages and not a penalty and is the exclusive remedy by Seller for any such termination.  Seller shall not bring any cause of action against or otherwise seek remedies from, Purchaser, whether at equity or in Law, for breach of contract, in tort or otherwise, in the event that this Agreement is terminated (x) by any Party pursuant to any of Section 7.1(b) or Section 7.1(c) or (y) by Seller pursuant to Section 7.1(e), and any claim, right or cause of action by Seller against Purchaser in excess of the Deposit is hereby fully waived, released and forever discharged.

(c)           Notwithstanding anything in this Agreement to the contrary, a Party’s exercise of any termination right hereunder shall not preclude the other Party hereto from asserting that it was, at the time of such first Party’s termination, entitled to terminate this Agreement pursuant to another Section of this Agreement, and if so terminable by the second Party, shall not preclude such second Party from any remedies such second Party would have been entitled to in connection with any such termination.

(d)           Notwithstanding the foregoing, the Confidentiality Agreement as well as this Section 7.2, Section 4.8(a), and Article VIII shall survive any termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1            Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1(a):

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition, or acquisition of all or any portion of the assets of Seller or the Business, excluding assets sold in the Ordinary Course not in excess of $200,000 in the aggregate; (ii) the issuance, disposition, or acquisition of (A) any membership interests or other equity security or interest of Seller, (B) any option, call, warrant, or right (whether or not immediately exercisable) to acquire any membership interests or other equity security or interest of Seller, or (C) any security, instrument, or obligation that is or may become convertible into or exchangeable for any membership interests or other equity security or interest of Seller; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, or similar or other extraordinary transaction involving Seller or its assets.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.  For purposes of this definition the word “control” means the ability or right, directly or indirectly, to influence a Person, and includes all officers, partners, directors, managers, holders of (i) five percent (5%) or more of the equity securities or other interests of any Person which is publically traded or (ii) fifty (50%) or more of the equity securities or other interests of any Person which is not publically traded, and Persons having the right or power to designate a manager or director.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable Laws relating to Taxes.

“Books and Records” means all books and records of Seller relating to the Business, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, financial and accounting records, and Legal Proceeding files (regardless of the media in which stored).

“Breach” means, with respect to any agreement, document, instrument, Permit, Law or Order, as applicable, any event, circumstance, action or omission that, individually or in the aggregate, with or without the giving of notice, the passage of time or both, conflicts with, violates, results in the breach or termination of, constitutes a default under, infringement of, or noncompliance with, results in an acceleration of obligations under, or creates in any party the right to accelerate obligations under, terminate, revoke, modify, or cancel (or exercise any remedy under) such agreement, document, instrument, Permit, Law or Order.

“Business Day” means any day of the year on which national banking institutions in the City of Houston are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means any individual employed by Seller or in connection with the Business.

“Change of Control Payments” means any and all bonuses or similar payments payable as a result of or in connection with the transactions contemplated hereby.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, License, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other legally-enforceable arrangement or agreement, whether written or oral.

“DOL” means the United States Department of Labor.

“Employment Agreement” means an Employment Agreement between Purchaser and Todd Brown, in the form mutually agreed upon by Todd Brown and Purchaser.

“Environmental Claim” means any claims relating in any way to any Environmental Requirements, Environmental Permits, or Environmental Liabilities, including: (i) any and all claims by Governmental Bodies for enforcement, investigation, cleanup, removal, response, remedial, monitoring, control, or other actions or damages pursuant to any applicable Environmental Requirement; and (ii) any and all claims by any Person relating to any Environmental Liability, Environmental Requirement, or Environmental Permit seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief or arising from alleged injury or threat of injury to health, safety, or the environment, including surface waters, groundwaters, soil, sediment, subsurface strata, and indoor or ambient air.

“Environmental Liabilities” means any and all Losses and Liabilities relating to, based upon, or arising in connection with any act or omission, or strict liability, with respect to environmental conditions, or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, or cleanup of any Hazardous Materials or other substances.

“Environmental Requirement(s)” means any Law now, or hereafter in effect,  having the force and effect of law and applicable to the Business and/or the Leased Real Property, relating to the environment, prevention or control of spills or pollution, preservation or reclamation of natural resources, natural resources damages, Hazardous Materials release or exposure, protection of human health and safety, or other environmental matters, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of, any Hazardous Materials. For the avoidance of doubt, Environmental Requirements shall include any requirements set forth in the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Right-To-Know Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Safe Drinking Water Act, the Lead-Based Paint Exposure Reduction Act, the National Environmental Policy Act, and the Occupational Safety and Health Act, and all Laws of a similar nature, each as amended.

“Equity Documents” shall mean (i) all documents reasonably requested by the Purchaser and its Affiliates as required for the issuance of the shares of Class A Stock issued pursuant to Section 1.3(b), including, but not limited to, any documents related to “Know Your Customer” requirements of the underwriters for the IPO or the Purchaser’s or its Affiliates’ transfer agent and (ii) any lock-up agreement requested by the underwriters to the IPO (consistent with the lock-up agreements signed by similarly situated shareholders).

“Final Closing Net Working Capital” means the final Closing Net Working Capital as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.6.

“Final Closing Statement” means the final Closing Statement as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.6.

“Foreign Pension Plan” means any plan, fund, or other similar program established, sponsored, or maintained outside of the United States of America by Seller, or with respect to which Seller has any liability, primarily for the benefit of employees or other service providers residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governing Documents” means, with respect to any particular Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles or certificate of organization or formation and operating agreement; (v) if another type of Person that is an entity, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local, or foreign, or any agency, instrumentality, or authority thereof, or any court or arbitrator (public or private) or tribunal, including the Occupational Safety and Health Administration, the Department of Transportation, the DOL, the Bureau of Alcohol, Tobacco, Firearms and Explosives, and any federal or state law enforcement agency.

“Hazardous Material(s)” means any substance, material, or waste which is regulated by Environmental Requirements including petroleum and its by-products and degradation products, fuel oil, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic natural gas useable for fuel, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, radon, radioactive materials, and any material or substance which is defined or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste,” or “toxic substance.”

“Indebtedness” means, with respect to Seller at any applicable time of determination, without duplication: (i) all obligations for borrowed money (whether or not contingent); (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit, Surety Bonds, or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements, or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination thereof; (viii) all obligations for the acquisition of debt or equity securities or interests or the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (ix) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (x) all deferred rent obligations; (xi) all accrued interest, prepayment premiums, fees, penalties, expenses, or other amounts payable in respect of any of the foregoing; and (xii) all guaranties and similar obligations in connection with any of the foregoing.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential or valuable information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all domain names and rights in websites and databases associated with such domain names; (vii) all other proprietary, intangible, or intellectual property rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement substantially in the form of Exhibit G attached hereto between Purchaser and Seller.

“Inventory” means all instruments and inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, finished goods and other inventories of Seller.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, with respect to Seller, the actual knowledge of each of Todd Brown, Bruce Barber and Brenda Ogle and, in each case, such knowledge as each has or would reasonably be expected to have following a reasonably diligent inquiry of the Books and Records and their respective direct reports.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, ordinance, common law, or other requirement or rule of law of any Governmental Body, or judicial decision having the force or effect of Law.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands, or governmental or regulatory proceedings.

“Liability” means any damage, claim, liability, obligation, loss (whether lost business opportunity or measured as a multiple of earnings, book value, lost profits, diminution in value, revenues, cash flow, or otherwise), fines, costs, expenses, charges, interest, penalties, or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise).

“Lien” means any lien (including any Tax or environmental lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, call, right of first refusal, easement, servitude, transfer restriction, or any other encumbrance, restriction, or limitation whatsoever, but excluding any securities Law of general applicability.

“Losses” means any claims, Liabilities, obligations, losses, fines, costs, expenses, charges, interest, penalties, proceedings, or damages, including sampling, testing, investigation, removal, treatment, and remediation of contamination and including all court costs, reasonable fees and the reasonable disbursements of counsel and other professionals incurred in the preparation, investigation or defense of any of the same or in asserting and enforcing any of rights.

“Material Adverse Change” or “Material Adverse Effect” with respect to a Person means any event, occurrence, fact, condition, development, change, or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the ability of such Person to consummate timely the transactions contemplated hereby or (b) the Business, properties, results of operations, or condition (financial or otherwise) of such Person, in each case, other than:  (i) changes in the general banking, credit, financial and securities markets, industry (including oil & gas), economic, or political conditions; (ii) changes in Law, GAAP or statutory accounting principles, or the enforcement or interpretation thereof; (iii) acts of terrorism or war (whether or not declared) , sabotage, terrorism or military actions or attacks, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or any other national or international political or social condition; (iv) any actions or omissions taken or omitted to be taken as a requirement pursuant to this Agreement; (v) the execution or the announcement of, the consummation of the Transactions, or the performance of obligations expressly required by this Agreement or the other agreements contemplated hereby, (vi) (A) with respect to Seller, the effect of any action taken by Purchaser or its Affiliates expressly required by this Agreement, and (B) with respect to Purchaser, the effect of any action taken by Seller or its Affiliates expressly required by this Agreement; (vii) with respect to Seller, any failure to meet internal or published projections, estimates or forecasts of revenues, income, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);  (viii) any natural disaster; (ix) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, and (x) any adverse change or effect that is cured prior to Closing; except, in each case of the foregoing clauses (i), (i), (i) and (i), to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operates as a whole.

“Net Working Capital” means the book value of the current portion of the Purchased Assets (excluding cash) less the current portion of the Assumed Liabilities, each as calculated in accordance with GAAP consistently applied and consistent with Section 8.1(a)(i) of the Disclosure Schedule.

“Neutral Accountant” means Ernst & Young LLP (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or any Seller, or any of their respective Affiliates, another accounting firm not affiliated with either Purchaser or Seller mutually acceptable to Purchaser and Seller).

“Notes” means the Indemnity Note and, if applicable pursuant to Section 1.3(a)(i)(A), the Seller Note.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.

“Ordinary Course” means the ordinary course of the Business consistent with past custom and practice (including with respect to frequency and amount).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permit” means any approval, Consent, license, identification number, certificate, franchise, accreditation, permit, waiver, registration or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means: (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed in this Agreement; (ii) Liens arising under equipment leases with third parties set forth in Section 2.10(a) of the Disclosure Schedule which are not, individually or in the aggregate, material to the Business or the assets of Seller; (iii) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith, including Liens of mechanics, suppliers, landlords, warehouseman, materialmen and repairmen; (iv) Liens securing Indebtedness which will be paid at Closing and released at or prior to Closing; or (v) the following Liens affecting the Leased Real Property that is the subject of any of the Real Property Leases: (A) written surface or ground leases to utilities, (B) validly existing easements for streets, alleys, highways, telephone lines, pipelines, power lines, railways and other easements and rights of way, in each case of record in the real property records of the applicable county, on, over or appurtenant to any such real property, (C) validly existing covenants or other similar restrictions, in each case of record in the real property records of the applicable county, (D) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any public records and (E) Liens in favor of the lessors under the Real Property Leases, in each case, that do not or would not materially impair the current use that is subject to any of the Real Property Leases.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.

“Pre-Closing Period” means any Tax period beginning prior to the Closing Date and ending on or prior to the Closing Date and the portion of any Straddle Period which ends on the Closing Date.

“Post-Closing Period” means any Tax period beginning and ending after the Closing Date and the portion of any Straddle Period which begins after the Closing Date.

“Purchaser Material Adverse Change” or “Purchaser Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to Purchaser and its Affiliates, taken as a whole.

“Reimbursable CapEx Expenditure” means those pre-Closing capital expenditures of Seller incurred by Seller, as listed on Section 5.1(g)(xvi) of the Disclosure Schedule.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration, or leaching into the indoor or outdoor environment, or into or onto or out of any property.

“Remedial Action” means any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Materials.

“Seller Material Adverse Change” or “Seller Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to Seller.

“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment banking, agent, brokers’ and finders’ and other similar fees, costs, and expenses of Seller and related to the negotiation, preparation, and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

“Straddle Period” means any taxable period that begins before and ends after the Closing.

“Systems” mean, collectively, the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks), information technology, computers, firmware, middleware, servers, workstations, routers, hubs, websites, data, databases, source code, object code and other similar or related items of automated, computerized, and/or software systems, and any other networks or systems and related services that are used by or relied on by Seller in the conduct of the Business.

“Target Net Working Capital” means $3,900,000.

“Tax” or “Taxes” means any federal, state, provincial, local, or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local, or foreign Law or regulation), real property, personal property, ad valorem, intangibles, escheat, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.  The term “Tax” or “Taxes” also includes any Liability for Taxes of any Person pursuant to any tax sharing agreement, tax indemnity agreement or any contract, as a successor or transferee, or pursuant to any applicable Law, including Treasury Regulations Section 1.1502-6 or otherwise.

“Tax Return” means any return, report, declaration, form, filing, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement including any provision pursuant to which Seller is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Termination Date” means September 30, 2017.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or in connection with the transactions contemplated hereby or thereby.

“Transaction Payroll Taxes” means the employer portion of any payroll and employment Taxes (including social security, Medicare, and unemployment) that Seller incurs with respect to the Change of Control Payments.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, or any similar state Law.

“Water Well Assets” means (i) any and all assets which are used exclusively in connection with the Water Well Business, and (ii) all assets listed on Section 8.1(a)(i) of the Disclosure Schedule.

(a)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2017 Year End Financial Statements	Section 4.3(d)
Agreement	Preamble
Allocation Statement	Section 1.7
Amendment Date	Preamble
Anti-Corruption Laws	Section 2.26(b)
Assumed Liabilities	Section 1.1(c)
Balance Sheet	Section 2.5(a)

Term	Section
Balance Sheet Date	Section 2.5(a)
Base Closing Cash Consideration	Section 1.3(a)(i)
Basket	Section 6.5(b)
Bill of Sale	Section 1.1(a)
Bowie Facility	Section 4.20
Bulk Sales Laws	Section 4.12
Business	Preamble
Cap	Section 6.5(b)
Cash Purchase Option	Section 4.19
Class A Stock	Preamble
Closing	Section 1.1(a)
Closing Cash Consideration	Section 1.5(b)(i)
Closing Date	Section 1.4
Closing Net Working Capital	Section 1.6(a)
Closing Permits	Section 5.1(e)
Closing Statement	Section 1.6(a)
Commission	Section 4.3(b)
Confidentiality Agreement	Section 4.8(a)
Deposit Account	Section 1.2
Filings	Section 4.3(b)
Company Parties	Section 4.11(c)
Delayed Asset	Section 1.1(e)
Delayed Liability	Section 1.1(e)
Deposit	Section 1.2
Disclosure Schedule	Section 8.11
Dispute Notice	Section 1.6(b)
Disputed Items	Section 1.6(b)
Effective Time	Section 1.4
Employee Benefit Plans	Section 2.13(a)
End Date	Section 7.1(b)
Environmental Matters	Section 6.6
Environmental Permits	Section 2.17(a)
Environmental Reports	Section 2.17(b)
Equity Documents	Section 5.1(g)(xx)
Equity Interest	Section 1.3(b)
ERISA	Section 2.13(a)
Estimated Net Working Capital	Section 1.5(a)
Excluded Assets	Section 1.1(b)
Excluded Liabilities	Section 1.1(d)
FCPA	Section 2.26(b)
Filings	Section 4.3(b)
Financial Statements	Section 2.5(a)
Fundamental Rep	Section 6.4
Guaranteed Obligations	Section 8.17(a)
Hall	Preamble
Included Contracts	Section 1.1(a)(ii)
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)

Term	Section
Indemnity Note	Section 1.3(a)(ii)
Intellectual Property Licenses	Section 2.11(b)
Intellectual Property Rights	Section 1.1(a)(vi)
IPO	Preamble
IPO Cutoff Date	Section 4.19
Leased Real Properties	Section 2.9(a)
Losses	Section 6.1
Material Contract	Section 2.12(a)
Minimum Standards	Section 6.6(b)
Multiemployer Plans	Section 2.13(a)
Multiple Employer Plans	Section 2.13(a)
New Lease	Section 4.1(c)
Notes	Section 1.3(a)(i)
Original Agreement	Preamble
Owned Intellectual Property	Section 2.11(a)
Party	Preamble
Payoff Letters	Section 5.1(g)(vii)
Personal Property Leases	Section 2.10(a)
Post-Closing Property Tax Period	Section 4.9(c)
Pre-Closing Environmental Liabilities	Section 1.1(d)(xiii)
Pre-Closing Property Tax Period	Section 4.9(c)
Purchased Assets	Section 1.1(a)
Purchaser	Preamble
Purchaser Indemnitees	Section 6.1
Purchaser’s Agents	Section 4.2
Qualified Plans	Section 2.13(c)
Ranger Holdings	Preamble
Ranger Holdings Operating Agreement	Section 1.3(a)(vi)
Ranger, Inc.	Preamble
Real Property Lease	Section 2.9(a)
Remedies Exceptions	Section 2.2
Reorganization	Preamble
Seller	Preamble
Required Consent	Section 1.1(e)
Restricted Period	Section 4.11(b)
Retained Defenses	Section 8.17(b)
Retention Payments	Section 4.13(b)
Securities Laws	Section 4.3(b)
Security Agreement	Section 5.1(g)(x)
Seller	Preamble
Seller ERISA Affiliate	Section 2.13(a)
Seller Indemnitees	Section 6.2
Seller Note	Section 1.3(a)(i)
Specified Facilities	Section 6.6(a)
Stale A/R	Section 1.9(a)
Stock Exchange	Section 1.3(b)
Surety Bonds	Section 2.27(a)

Term	Section
Tax Clearance Certificate	Section 4.9(b)
Territory	Section 4.11(a)
the date hereof	Preamble
the date of the execution and delivery of this Agreement	Preamble
THI	Recitals
Third Party Claim	Section 6.3(a)
Transaction Consideration	Section 1.3
Transactional Rep	Section 6.4
Transfer Taxes	Section 4.9(a)
Transferred Employees	Section 4.13(a)
Water Well Business	Recitals

Section 8.2            Expenses.  Except as otherwise provided in this Agreement and as contemplated hereby and thereby, each of the Parties shall bear its own fees, costs, and expenses (including legal, accounting, consulting, and investment advisory fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.  All transfer, documentary, sales, use, stamp, registration, and other such Taxes (other than any franchise taxes imposed on Seller), and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be paid, fifty (50%) by Purchaser and fifty-percent (50%) by Seller.

Section 8.3            Governing Law; Jurisdiction; Exclusive Venue.  This Agreement and all matters arising out of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas (without giving effect to any choice or conflict of Law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas).  Except for matters relating to Section 1.6 of this Agreement, any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be exclusively instituted in the federal courts of the United States of America and if (and only if) such courts do not have, or decline to exercise jurisdiction (it being acknowledged and agreed that no party hereto shall contest such jurisdiction), the courts of the State of Texas, in each case, located in the City of Dallas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice, or other document in accordance with Section 8.6 shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.4            Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement, including that certain Letter of Intent, dated as of April 27, 2017, between an Purchaser and Seller.  This Agreement may be amended, supplemented, or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement (i) signed by Purchaser, in the case of an amendment, supplement, modification, or waiver sought to be enforced against Purchaser, or (ii) by Hall or Seller, in the case of an amendment, supplement, modification, or waiver sought to be enforced against any or all of Seller or Hall.  The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such Breach or as a waiver of any other or subsequent Breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  In the event of any inconsistency between this Agreement and any other Transaction Documents, the terms hereof shall control.

Section 8.5                                    Section Headings.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 8.6                                    Notices.  All notices, requests, demands, claims and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally by hand to the recipient, (ii) upon confirmation of receipt when sent by facsimile (with written confirmation of transmission), (iii) if the sender does not receive a message indicating that the intended recipient has not received such email, when sent by email (in the text of the email or as a pdf), or (iv) upon confirmation of delivery when sent by express courier (or the following Business Day if not delivered on a Business Day), in each case at the following addresses, email addresses and facsimile numbers (or to such other address, email address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller or Hall, to:	Tim Hall
808 Woodland Trail
Bowie, Texas 76230

With a copy (which shall not constitute notice) to:	Locke Lord LLP
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
	Attention:	Whit Roberts
Dovi Adlerstein
	Email:	wroberts@lockelord.com
dadlerstein@lockelord.com

If to Purchaser, to:	Ranger Energy Services, LLC,
c/o CSL Capital Management, LLC
1000 Louisiana, Suite 3850
Houston, TX 77002
	Attention:	Kent Jamison

With a copy (which shall not constitute notice) to:	Winston & Strawn, LLP
2501 N. Harwood St., 17th Floor
Dallas, TX 75201
	Attention:	Matt Stockstill; David Lange
	Email:	mstockstill@winston.com;
dlange@winston.com

Section 8.7                                    Severability.  If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof or invalidate or make illegal or unenforceable any such term in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal, or unenforceable, except as provided in this Agreement, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.8                                    Binding Effect; Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the prior written consent of Hall, Seller, and Purchaser, as applicable.  Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of substantially all of Purchaser’s business in any form of transaction without the consent of any of the other Parties.  In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser or any of its Affiliates as collateral security without the consent of any of the other Parties or to any Affiliate.  Finally, Purchaser may assign its rights to purchase certain of the Purchased Assets to its wholly-owned subsidiaries.  Except as provided in Article VI with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 8.9                                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format, or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them (by means other than electronic delivery) to all other parties.  No party hereto or to any such agreement or instrument shall raise (a) the use of electronic delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 8.10                             Remedies Cumulative.  Except as otherwise provided in this Agreement (including in Section 6.5(j)), no remedy in this Agreement conferred upon a Party hereto is intended to be exclusive of any other remedy.  No single or partial exercise by a Party hereto of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

Section 8.11                             Exhibits and Schedules.  The exhibits and schedules referred to in this Agreement are attached hereto and incorporated in this Agreement by this reference.  The amended and restated disclosure schedule delivered in connection with the execution of this Agreement and attached hereto as Exhibit A (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement.  The disclosures in the Disclosure Schedule are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not constitute, representations or warranties.  Notwithstanding anything to the contrary contained in this Agreement or in the Disclosure Schedule, any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Schedule, shall be deemed to be disclosed for other Sections of this Agreement, including any Section of the Disclosure Schedule, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be readily apparent to a reader of such disclosure.  Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that the disclosing party has any liability or obligation with respect to such item or matter or that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

Section 8.12                             Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule, or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to any agreement, instrument, or document shall mean such agreement, document or instrument as amended, modified, or supplemented as permitted thereunder from time to time.  A reference to a party shall include its predecessors, successors, and permitted assigns.  The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including information posted to the electronic data site hosted by Summit Financial and established by Seller for the purpose of providing due diligence materials and information to Purchaser and its agents, employees, and advisors; provided all of such electronically delivered information shall not be deemed to be “made available” or “delivered” unless such information is also included on the DVD delivered following the Closing pursuant to Section 4.5(c).

Section 8.13                             Construction.  The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, all as amended or agreed from time to time.

Section 8.14                             Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by any of the Parties in accordance with the specific terms hereof or were otherwise Breached by Seller.  It is accordingly agreed that each Party shall be entitled, to an injunction or other equitable relief to prevent Breaches of this Agreement or to enforce specifically the performance of the terms.  Each Party agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on any basis, including that another Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.15                             Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THE TRANSACTIONS OR ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER DOCUMENT, INSTRUMENT OR CERTIFICATE EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15

Section 8.16                             Time of Essence.  Except as otherwise expressly set forth in this Agreement, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.17                             Guarantee by Hall.

(a)                                 Hall hereby unconditionally and irrevocably guarantees to Purchaser the punctual payment when due, whether by lapse of time, by acceleration of maturity, or otherwise, and at all times thereafter, of all payment obligations of Seller hereunder (the “Guaranteed Obligations”).  This guaranty covers the Guaranteed Obligations, whether presently outstanding or arising subsequent to the date hereof.  The guaranty of Hall as set forth in this Section 8.17(a) is a continuing guaranty of payment and not of performance.  Hall acknowledges and agrees that Hall may be required to pay the Guaranteed Obligations in full without assistance or support from Seller or any other party.  Hall agrees that if all or any part of the Guaranteed Obligations shall not be punctually paid when due, Hall shall, immediately upon demand by Purchaser, pay the amount due on the Guaranteed Obligations to Purchaser in the manner set forth herein.  Such demand shall be made, given and received in accordance with the notice provisions set forth herein.  Hall acknowledges and agrees that his obligations hereunder will not be affected by a bankruptcy, dissolution, insolvency or reorganization of Seller.

(b)                                 Notwithstanding anything herein to the contrary, Hall reserves the right to assert defenses to the payment of the Guaranteed Obligations (i) which Hall and/or Seller may have to payment of any Guaranteed Obligations, other than defenses arising from the bankruptcy, insolvency, dissolution or reorganization of Seller, (ii) as a result of payment of the Guaranteed Obligations in accordance with their terms, and (iii) based upon actual fraud (pled and proven in accordance with applicable Law) by Purchaser or any of its Affiliates (the foregoing collectively, the “Retained Defenses”).  Without limiting the generality of the foregoing, to the extent Seller is relieved of any of its obligations under this Agreement (other than as a result of lack of capacity, lack of authority or any other disability to the enforceability or validity of, or defense (other than the Retained Defenses) based on the unenforceability or invalidity of, the obligations against Purchaser), Hall shall be similarly relieved of its corresponding Guaranteed Obligations under this Section 8.17 but only to the same extent Seller is so relieved.

* * * * *

IN WITNESS WHEREOF, this First Amended and Restated Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER:

RANGER ENERGY SERVICES, LLC

By:	/s/Robert Shaw
Name: Robert Shaw
Title: Chief Financial Officer

SELLER:

ESCO LEASING, LLC

By:	/s/Tim Hall
Name: Tim Hall
Title: CEO

HALL:

/s/Tim Hall
TIM HALL

Signature Page to First Amended and Restated Asset Purchase Agreement

List of Omitted Disclosure Schedules

Schedule 1.1(a)(i) — Assets

Schedule 1.1(a)(xvi) — Bank Accounts

Schedule 1.1(a)(xvii) — Employee Benefit Plans

Schedule 1.1(b)(i) — Excluded Assets

Schedule 2.1(a) — Organization and Qualification of Seller

Schedule 2.1(c) — Seller Owned Equity Securities or Interests

Schedule 2.4 — Conflicts; Consents of Third Parties

Schedule 2.5(a) — Seller Financial Statements

Schedule 2.5(b) — Seller Indebtedness

Schedule 2.6 — Undisclosed Liabilities

Schedule 2.7 — Absence of Certain Developments

Schedule 2.9(b) — Leased Real Property

Schedule 2.9(g) — Improvements

Schedule 2.10(a) — Personal Property Leases

Schedule 2.10(d) — Material Tangible Personal Property

Schedule 2.11(b)(i) — Owned Intellectual Property

Schedule 2.11(b)(ii) — Trademarks

Schedule 2.11(b)(iii) — Intellectual Property Licenses

Schedule 2.11(e) — Intellectual Property Proceedings

Schedule 2.12(a) — Material Contracts

Schedule 2.13(a) — Employee Benefit Plans

Schedule 2.13(b) — Multiple Employer Plan

Schedule 2.14(a) — Employees

Schedule 2.14(c) — Legal Proceedings — Employment

Schedule 2.14(e) — Compliance with Labor and Employment Laws

Schedule 2.15 — Litigation

Schedule 2.16(b) — Permits

Schedule 2.17(b) — Environmental Reports

Schedule 2.17(c) — Breach of Environmental Requirements

Schedule 2.17(d) — Environmental Claims

Schedule 2.17(e) - Environmental Disclosures

Schedule 2.17(f) — Hazardous Materials

Schedule 2.17(i) — Environmental Indemnities and/or Liabilities

Schedule 2.17(j) — Hazardous Material Generation

Schedule 2.18 — Insurance

Schedule 2.19 — Receivables

Schedule 2.20 — Inventory

Schedule 2.21(a) — Top Ten Customers

Schedule 2.21(b) — Top Ten Vendors

Schedule 2.22 — Warranty Claims

Schedule 2.23 — Guarantees and Liabilities

Schedule 2.24 — Related Party Transactions

Schedule 2.25 — Broker Fees

Schedule 2.26 — Absence of Certain Business Practices

Schedule 2.27(a) — Surety Bonds

Schedule 2.27(b) — Non-Compliance with Surety Bonds

Schedule 3.1 — Organization and Qualification of Purchaser

Schedule 3.3 — Capitalization of Ranger Holdings

Schedule 3.4 — Conflicts and Third Party Consents

Schedule 4.1(b) — Seller Consents

Schedule 4.1(c) — Real Property Leases

Schedule 5.1(e) — Closing Permits

Schedule 5.1(f)(g)(xvi) — Reimbursable CapEx Expenditure

Schedule 5.1(g)(vii) — Seller Consents

Schedule 8.1 — Net Working Capital

Schedule 8.1(a)(i) — Water Well Assets

The above disclosure schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a supplemental copy of any omitted disclosure schedule to the Securities and Exchange Commission upon request.